Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

August 7, 2009

among

BARNES & NOBLE, INC.,

LEONARD RIGGIO

and

LOUISE RIGGIO

relating to the purchase and sale

of

100% of the Capital Stock

of

BARNES & NOBLE COLLEGE BOOKSELLERS, INC.

i

ii

iii

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of August 7, 2009 among Barnes & Noble, Inc., a Delaware corporation (“Buyer”), Leonard Riggio and Louise Riggio (each, a “Seller”; and, together the “Sellers”), and Leonard Riggio, in his capacity as the Seller Representative (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Sellers are the record and beneficial owners of 100% of the outstanding Class A Common Shares, no par value (the “Shares”), of Barnes & Noble College Booksellers, Inc., a New York corporation (the “Company”); and

WHEREAS, Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, in each case upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Definitions. (a) The following terms, as used herein, have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934.

“Accounting Referee” means a nationally recognized accounting firm mutually acceptable to Buyer and Sellers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, for purposes of this Agreement, (i) the Company and its Subsidiaries shall not be considered Affiliates of Sellers, (ii) Buyer and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) shall not be considered Affiliates of Sellers and (iii) prior to the Closing, the Company and its Subsidiaries shall not be considered Affiliates of Buyer or any of its Subsidiaries.  Notwithstanding the foregoing, for purposes of Sections 3.11, 3.12 and 7.04, the definition of “Affiliates” shall be read without giving effect to clause (i) of the foregoing proviso.

“Agreed Adjustments” means adjustments for the items set forth on Schedule 1.01(a) to be used in determining both Estimated Applicable Net Earnings and Applicable Net Earnings.

“Ancillary Agreements” means (i) each Restructuring Document, (ii) the Termination and Release, (iii) the Assignment Agreement and (iv) the Seller Notes.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Net Earnings” means an amount equal to the ordinary business income of the Company for the Applicable Period and other items of income, gain, loss or deduction, as set forth on IRS Form 1120S, Schedule K-1 line 18 to be filed by the Company, determined in accordance with past practice as modified by the Agreed Adjustments.

“Applicable Period” means January 1, 2009 through the end of the day immediately prior to the Closing Date.

“Assumed Tax Rate” means 43.552%, as adjusted for any changes in Sellers’ applicable income Tax rates during the Applicable Period.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means May 2, 2009.

“Bookstore Services Agreement” means any Contract (including, for the avoidance of doubt, any lease or sublease) pursuant to which the Company or any of its Subsidiaries (A) manages, operates or leases, or provides any other services with respect to, any bookstore, convenience store, café, or gift shop, or (B) sells (on a retail basis) any textbooks, tradebooks, school supplies, housewares, apparel, athletic or insignia merchandise, gifts, memorabilia, computer hardware or software, food or beverages, or any other product commonly found in college or university bookstores.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Marks” means any and all Trademarks that contain the terms “Barnes & Noble”, “Barnes and Noble”, “B&N”, “BN” , or any derivative, combination or stylized representation thereof, as used or licensed by the Company or its Subsidiaries, including any Trademark confusingly similar thereto.

“Company Software” means any and all computer software (including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces and data, in any form or format, however fixed and all associated documentation) that is incorporated in, or integrated or bundled with any software made commercially available or otherwise distributed by the Company or any of its Subsidiaries.

“Contract” means any agreement, contract, instrument, understanding, arrangement, commitment, obligation, promise, or undertaking (whether written or oral).

“Credit Agreement” means the Credit Agreement dated as of November 13, 2006 among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

“Environmental Laws” means any Applicable Law or any binding agreement with any Governmental Authority relating to the environment, to pollutants, contaminants or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials or to human health and safety with respect to exposure to any of the foregoing.

“Environmental Permits” means all Permits relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Applicable Net Earnings” means an estimate of the taxable income (including items of income, gain, loss and deduction) of the Company for the Applicable Period, determined in accordance with past practice as modified by the Agreed Adjustments.

“Estimated Tax Distribution Amount” means an amount equal to (i) the Estimated Applicable Net Earnings multiplied by the Assumed Tax Rate minus (ii) the aggregate amount of tax distributions made to Sellers during the

Applicable Period (including amounts paid to any Taxing Authority on behalf of Sellers and, for the avoidance of doubt, the Permitted Tax Distribution) with respect to Sellers’ tax liability attributable to the Company’s taxable income during the Applicable Period.

“Estimated Tax Distribution Date” means December 15, 2009.

“Excluded Assets” means the assets of the Company and its Subsidiaries set forth in Section 1.01(b) of the Disclosure Schedule.

“Excluded Liabilities” means any (i) liabilities or obligations (including Taxes, costs and expenses) of the Company or any of its Subsidiaries relating to or arising in connection with (A) the Excluded Assets, (B) the Restructuring Transactions, (C) the Restructuring Documents, (D) the Bonus Payments or (E) the Third Party Payments, (ii) any Indemnified Taxes and (iii) any Indemnified Escheat Payment. For purposes of determining the amount of any Tax of the Company or any of its Subsidiaries relating to or arising in connection with the Restructuring Transactions or the Restructuring Documents, income or gain items that are attributable to the Restructuring Transactions or the Restructuring Documents shall be taken into account net of allowable items of deduction, loss or credit (determined in accordance with applicable law) that relate to or arise in connection with the Restructuring Transactions, the Restructuring Documents, the Bonus Payments or the Transaction Expenses (the “Applicable Offsets”).  For the avoidance of doubt, Sellers shall not be entitled to receive payment from Buyer in the event that income and gain items attributable to the Restructuring Transactions are less than the Applicable Offsets.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substances” means any pollutant, contaminant or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations in respect of letters of credit, to the extent drawn, and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person to pay the deferred purchase price of property or services, except for trade accounts payable arising in the ordinary course of business consistent with past practice; (v) all obligations of such Person as lessee which are required to be capitalized in accordance with GAAP; (vi) all guaranties by such Person of any of the foregoing obligations of any other Person; and (vii) all obligations secured by a Lien on the assets or properties of such Person, whether or not such obligations are otherwise an obligation of such Person.

“Indemnified Escheat Payment” means any payment required to be made to any state abandoned property administrator or other public official pursant to an abandoned property, escheat or similar law that is attributable to abandoned or unclaimed property the liability for which accrued on or prior to the Balance Sheet Date, together with any interest, penalty or additonal amount imposed in connection therewith, to the extent in excess of the reserves, if any, for such liabilities set forth on the Pro Forma Balance Sheet.  Sellers’ obligations under Section 9.02(a) with respect to Indemnified Escheat Payments shall expire upon the eighteen (18) month anniversary of the Closing Date.

“Indemnified Taxes” means any (x) Shareholder Taxes attributable to any Pre-Closing Tax Period, (y) Ordinary Course Taxes attributable to any Pre-Balance Sheet Period, to the extent in excess of the reserves, if any, for such Taxes set forth on the Pro Forma Balance Sheet, and (z) Periodic Non-Income Taxes due but not timely paid prior to the Balance Sheet Date.  Sellers’ obligations under Section 9.02(a) with respect to Taxes described in clauses (y) and (z) in the preceding sentence shall expire upon the eighteen (18) month anniversary of the Closing Date.  For purposes of this definition, the portion of any Tax imposed for a period that includes but does not end on the Balance Sheet Date shall be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Balance Sheet Date.  Disputes arising under this definition and not resolved by mutual agreement within thirty (30) days shall be resolved by an Accounting Referee jointly retained by Buyer and Sellers within five (5) days of the date on which the need to choose the Accounting Referee arises.  The Accounting Referee shall resolve any disputed items within thirty (30) days of having the item referred to it pursuant to such procedures as it may require.  The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

“Intellectual Property Rights” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, (ii) national and multinational statutory invention registrations, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (iii) Trademarks, (iv) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vii) industrial designs (whether or not registered), (viii) databases and data collections, (ix) copies and tangible embodiments of any of the foregoing, in whatever form or medium, (x) all rights to obtain and rights to apply for patents, and to register Trademarks and copyrights, (xi) all rights in all of the foregoing provided by treaties, conventions and common law and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (together with all associated documentation) owned by the Company or its Subsidiaries, licensed or leased by the Company or its Subsidiaries, or which the Company or any of its Subsidiaries otherwise has the right to use, in each case pursuant to a Contract (excluding any public networks).

“knowledge of Sellers” means the knowledge of the individuals listed in Section 1.01(c) of the Disclosure Schedule, after reasonable inquiry.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, or results of operations of the

Company and its Subsidiaries, taken as a whole, except any such effect resulting from or arising in connection with (i) changes in economic, regulatory or political conditions generally, (ii) changes in GAAP or in any Applicable Law or (iii) acts of war or terrorism, unless, in the case of each of the foregoing clauses (i) through (iii), such changes or events disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Material Licensed Intellectual Property Rights” means any and all Intellectual Property Rights included in the Licensed Intellectual Property Rights that are material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently being conducted or as proposed by the Company or any of its Subsidiaries to be conducted.  For the avoidance of doubt, “Material Licensed Intellectual Property Rights” includes the software listed in Section 1.01(d) of the Disclosure Schedule.

“Material Owned Intellectual Property Rights”  means any and all Intellectual Property Rights included in the Owned Intellectual Property Rights that are material to the operation of the business of the Company and its Subsidiaries, taken as a whole, as currently being conducted or as proposed by the Company or any of its Subsidiaries to be conducted.  For the avoidance of doubt, “Material Owned Intellectual Property Rights” includes (i) any and all Company Marks and (ii) any and all Intellectual Property Rights used in or necessary for the use or development of the software listed in Section 1.01(e) of the Disclosure Schedule.

“Ordinary Course Taxes” means Taxes imposed on the Company or any of its Subsidiaries other than Shareholder Taxes, Periodic Non-Income Taxes or Taxes relating to or arising in connection with (i) the Excluded Assets, (ii) the Restructuring Transactions, or (iii) the Bonus Payments.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or otherwise controlled by either the Company or any of its Subsidiaries, including all Registered Intellectual Property Rights.

“Payoff Amount” means the aggregate amount of Indebtedness of the Company and its Subsidiaries outstanding under the Credit Agreement as of immediately prior to the Closing (if any), and of any obligations related thereto (including any accrued interest, prepayment penalties, and fees and expenses).

“Periodic Non-Income Taxes” means personal property Taxes, real property Taxes,  and license fees imposed on the Company or any of its Subsidiaries.

“Permitted Liens” means (i) Liens disclosed on the Pro Forma Balance Sheet, (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Pro Forma Balance Sheet), (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business not yet due or being contested in good faith (and for which adequate reserves have been established on the Pro Forma Balance Sheet), (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar laws and (v) Liens which do not materially detract from the value or materially interfere with any present or intended use of any material property or material assets encumbered thereby.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date; and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period beginning on the Closing Date.

“Pre-Balance Sheet Period” means any period or portion thereof ending on or before May 2, 2009.

“Pre-Closing Tax Period” means any Tax period ending before the Closing Date; and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period ending on the day preceding the Closing Date.

“Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as open source software (e.g., Linux) or under similar licensing or distribution models that require the licensing or distribution of source code modifications to any other Person.  For the avoidance of doubt, “Public Software” includes software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto):  (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL) and (ii) the Mozilla Public License.

“Purchase Price” means $596,000,000.

“Restructuring Documents” means the agreements and resolutions pursuant to which the Company will consummate the Restructuring Transactions, in the forms delivered to Buyer prior to the execution of this Agreement.

“Restructuring Transactions” means the transactions with respect to the Excluded Assets described in the Restructuring Documents.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Seller Entity” means each of (i) the Sellers, (ii) the Company and its Subsidiaries and (iii) Textbooks.com.

“Seller Notes” means the unsecured subordinated promissory notes to be issued by Buyer to Sellers at the Closing in the principal amount of $100 million and $150 million, respectively, in the forms attached as Exhibit A-1 and A-2.

“Shareholder Taxes” means income Taxes imposed with respect to the income of the Company or any of its Subsidiaries by the U.S. federal government or by any other taxing authority that follows federal law in recognizing S corporations, whether such Tax is imposed at the shareholder or corporate level.

“Subsidiary” means, with respect to any Person, any entity of which (i) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) 50% or more of the equity interests are at the time directly or indirectly owned by such Person.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Distribution Amount” means an amount equal to (i) the Applicable Net Earnings multiplied by the Assumed Tax Rate minus (ii) the aggregate amount of tax distributions made to Sellers during the Applicable Period (including amounts paid to any Taxing Authority on behalf of Sellers and, for the avoidance of doubt, the Permitted Tax Distribution) with respect to Sellers’ tax liability attributable to the Company’s taxable income during the Applicable Period.

“Tax Distribution True-Up Date” means March 1, 2010.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, including any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries.

“Textbooks.com” means Textbooks.com, Inc., a Delaware corporation.

“Trademarks” means trademarks, service marks, trade dress, logos, domain names, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration of the foregoing and all goodwill associated therewith.

“Transaction Committee” means the special committee of Buyer’s Board of Directors formed in connection with the review, evaluation, negotiation and recommendation of the transactions contemplated by this Agreement.

“Transaction Expenses” means all costs, fees (including attorneys’ fees, accountants’ fees, investment banking fees and consent fees) and other expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the Restructuring Transactions.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	7.05
Agreement	Preamble

Term	Section
Assignment Agreement	8.02
Beneficial Ownership Reports	3.15
Bonus Payments	3.26
Buyer	Preamble
Buyer Covenant Breach	9.02
Buyer Warranty Breach	9.02
Cap	9.02
Cash Bonus Amount	2.03
Closing	2.02
Closing Statement	2.03
Commitment Letter	4.05
Company	Recitals
Company Securities	3.05
Covenant Breach	9.02
Damages	9.02
Employee Plans	3.26
Excluded Warranty Breach	9.02
Final Determination Date	9.06
Financing	5.06
Indemnified Party	9.03
Indemnifying Party	9.03
Interested Person	3.11
Leased Real Property	3.17
Managed Real Property	3.17
Material Contract	3.12
MBS Agreement	8.02
Multiemployer Plan	3.26
PCI DSS	3.19
Permits	3.21
Permitted Tax Distribution	5.01
Primary Interested Person	3.11
Pro Forma Balance Sheet	3.08
Pro Forma Financial Statements	3.08
Real Property	3.17
Registered Intellectual Property Rights	3.18
Representatives	5.06
Returns	3.27
Secondary Interested Person	3.11
Seller	Preamble
Seller Representative	11.04
Set-Off Amount	9.06
Set-Off Notice	9.06

Term	Section
Shares	Recitals
Specified Representations	9.01
Subsidiary Securities	3.07
Synthetic Rights	3.26
Termination and Release	8.02
Third Party Claim	9.02
Third Party Payments	3.26
Threshold Amount	9.02
Transaction Expenses Amount	2.03
Warranty Breach	9.02

Section 1.02 .  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed to refer to such statute or law as amended from time to time, and to the rules and regulations promulgated thereunder.

ARTICLE 2
Purchase and Sale

Section 2.01.  Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Sellers jointly and severally agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Shares at the Closing.  The purchase price for the Shares is the Purchase Price, as adjusted pursuant to Section 2.02.  The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02 .  Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at 10:00 a.m. (New York time) at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on October 1, 2009, or if all of the conditions set forth in Article 8 have not been satisfied or waived by the appropriate party prior to such date, as soon as practicable after October 1, 2009.  At the Closing:

(a) Buyer shall deliver to Sellers the Seller Notes, duly executed by Buyer.

(b) Buyer shall deliver to Sellers an amount in cash equal to (i) the Purchase Price less (ii) $250 million less (iii) the Transaction Expenses Amount less (iv) the Cash Bonus Amount in immediately available funds by wire transfer to an account or accounts designated by Sellers, by notice to Buyer, which notice shall be delivered not later than two (2) Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount).

(c) If applicable, Buyer shall deliver the Payoff Amount in immediately available funds by wire transfer in accordance with the Closing Statement.

(d) Buyer shall deliver the unpaid portion of the Transaction Expenses Amount to the service providers who have provided the services to which such Transaction Expenses relate, in immediately available funds by wire transfer in accordance with the Closing Statement.

(e) Seller shall deliver to Buyer certificates for the Shares duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

Section 2.03 .  Closing Statement.  At least three (3) Business Days prior to the Closing Date, the Seller Representative shall prepare and deliver to Buyer a statement certified by the Seller Representative and the chief financial officer of the Company (the “Closing Statement”) setting forth (a) the Payoff Amount, together with payment instructions therefor (if applicable), (b) the aggregate amount of the Bonus Payments paid or to be paid in cash pursuant to Section 5.07(a)(ii) (the “Cash Bonus Amount”) and (c) the amount of all Transaction Expenses (the “Transaction Expenses Amount”), together with (i) payment instructions for any unpaid Transaction Expenses and (ii) letters or statements from each service provider to which any Transaction Expenses are payable setting forth in reasonable detail all of the Transaction Expenses owing to such service provider.

Section 2.04 .  Estimated Tax Distribution Amount and Tax Distribution Amount.  (a) On the Estimated Tax Distribution Date, Buyer shall deliver to Sellers an amount in cash equal to the Estimated Tax Distribution Amount in immediately available funds by wire transfer to an account or accounts designated by Sellers by notice to Buyer, which notice shall be delivered not later than five (5) Business Days prior to Estimated Tax Distribution Date.  In determining the Estimated Tax Distribution Amount, Estimated Applicable Net Earnings shall be based on the Company’s good faith estimate of Estimated Applicable Net Earnings after consulting with Sellers and their representatives and taking into account the Agreed Adjustments.

(b) (i) At least fifteen (15) Business Days prior to the Tax Distribution True-Up Date, Buyer shall cause the Company to deliver to the Sellers a statement setting forth the Company’s good faith estimate of the Tax Distribution Amount, together with appropriate schedules and supporting documentation setting forth in reasonable detail the calculations contributing thereto.  Any dispute with regard to the Tax Distribution Amount shall be subject to the procedures set forth in Section 9.04.

(ii) If the Estimated Tax Distribution Amount is in excess of the Tax Distribution Amount, Sellers shall promptly deliver to Buyer an amount in cash equal to such excess amount in immediately available funds by wire transfer to an account or accounts designated by Buyer, by notice to the Seller Representative, which notice shall be delivered not later than five (5) Business Days prior to the Tax Distribution True-Up Date.

(iii) If the Tax Distribution Amount is in excess of the Estimated Tax Distribution Amount, Buyer shall promptly deliver to Sellers an amount in cash equal to such excess amount in immediately available funds by wire transfer to an account or accounts designated by Sellers, by notice to Buyer, which notice shall be delivered not later than five (5) Business Days prior to the Tax Distribution True-Up Date.

(iv) In the event that the ordinary business income of the Company for the Applicable Period and other items of income, gain, loss, or deduction as set forth on IRS Form 1120S, Schedule K-1 as originally filed by the Company is subsequently adjusted upon audit, Buyer agrees to redetermine the Tax Distribution Amount in consultation with Sellers and their representatives, and Buyer or Sellers, as the case may be, shall promptly deliver to the other party an amount in cash equal to the difference, if any, between the redetermined Tax Distribution Amount and the originally determined Tax Distribution Amount.  In no event shall any redetermined Tax Distribution Amount include any amount attributable to interest or penalties.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Sellers have heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 3.02. Capacity and Authorization. (a) Each Seller has full capacity and right to execute and deliver this Agreement and each Ancillary Agreement to which he or she is or is to be a party and to perform his or her obligations hereunder and thereunder. This Agreement and each Ancillary Agreement to which a Seller is or is to be a party constitutes a valid and binding agreement of such Seller.

(b) The execution, delivery and performance of each Ancillary Agreement to which a Seller Entity (other than Sellers) is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Seller Entity’s corporate or limited liability company powers (as applicable) and have been duly authorized by all necessary corporate or limited liability company action (as applicable) on the part of such Seller Entity. Each Ancillary Agreement to which a Seller Entity is or is to be a party constitutes a valid and binding obligation of such Seller Entity.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Sellers of this Agreement and the execution, delivery and performance by each Seller Entity of the Ancillary Agreements to which such Seller Entity is or is to be party, and the consummation of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act and (ii) filings with the Federal Aviation Administration following the transfer of the limited liability company interest in B&N College Marketing Services, LLC in connection with the Restructuring Transactions.

Section 3.04. Noncontravention. The execution, delivery and performance by Sellers of this Agreement and the execution, delivery and performance by each Seller Entity of the Ancillary Agreements to which such Seller Entity is or is to be party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws (or similar organizational documents) of such Seller Entity, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (iii) except as set forth in Section 3.04(iii) of the Disclosure Schedule, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of a Seller or the Company or any of its Subsidiaries or to a loss of any benefit to which a Seller or the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon a Seller or the Company or any of its Subsidiaries, except for any defaults, terminations, cancellations, accelerations of any rights or obligations, or loss of benefits that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens on assets of the Company or any of its Subsidiaries other than the Company Marks).

Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 200 Class A Common Shares, no par value, (ii) 200 Class B Common Shares, no par value, (iii) 1,000 Class A Preferred Shares, par value $100, (iv) 1,100 Class B Preferred Shares, par value $1,000 and (v) 475,000 Class C Preference Shares, par value $1.00. As of the date hereof, there are outstanding 107.33 Class A Common Shares, and no other shares of capital stock of the Company. On and following the date the Company made the election described in Section 3.27(i) to be treated as an “S Corporation” and through the date hereof, (A) the only outstanding shares of capital stock of the Company have been the Class A Common Shares and Class B Common Shares, which together are treated as one class of stock under section 1361 of the Code, and (B) the Company has not issued or entered into any instrument, obligation or arrangement (including the Synthetic Rights) treated as an additional class of stock pursuant to Treasury regulations section 1.1361-1(l)(4).

(b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, except to the extent provided under Section 630 of the New York Business Corporation Law. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Shares. Each Seller is the record and beneficial owner of the Shares set forth opposite his or her name in Section 3.06 of the Disclosure Schedule (which Shares collectively constitute 100% of the issued and outstanding capital stock of the Company), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), and shall transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien and any such limitation or restriction.

Section 3.07. Subsidiaries. (a) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 3.07 of the Disclosure Schedule. Sellers have heretofore delivered to Buyer true and complete copies of the organizational documents of each Subsidiary of the Company as currently in effect. B&N College Marketing Services, LLC holds no assets other than those described in Section 1.01(b) of the Disclosure Schedule.

(b) All of the outstanding capital stock or other voting securities of each of the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary of the Company (the items in Sections 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08. Financial Statements. (a) The audited consolidated balance sheets as of April 28, 2007, May 3, 2008 and May 2, 2009, and the related audited consolidated statements of income and cash flows for each of the fiscal years then ended, of the Company and its Subsidiaries fairly present, in conformity with GAAP applied on a consistent basis (except (x) as may be indicated in the notes thereto and (y) for the specific impact of purchase accounting), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b) Section 3.08(b) of the Disclosure Schedule sets forth (i) an unaudited consolidated pro forma balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date (the “Pro Forma Balance Sheet”) and (ii) the related unaudited statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended (in each case shown on a pro forma basis after giving effect to the adjustments identified in Section 3.08(b) of the Disclosure Schedule) (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements (x) are complete and correct in all material respects, (y) have been prepared in accordance with the books and records of the Company and its Subsidiaries, and (z) fairly present, in conformity with GAAP applied on a consistent basis (except (1) as otherwise disclosed in Section 3.08(b) of the Disclosure Schedule and (2) for the specific impact of purchase accounting) the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended (on a pro forma basis after giving effect to the Restructuring Transactions and the other adjustments identified in Section 3.08(b) of the Disclosure Schedule).

(c) None of Sellers, the Company, any of the Company’s Subsidiaries or, to the knowledge of Sellers, any of their respective directors, officers,

employees, auditors or accountants has received or otherwise had or obtained knowledge of any material written complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.09. Absence of Certain Changes. Except as set forth in Section 3.09 of the Disclosure Schedule, since the Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof and prior to the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01 (including, for the avoidance of doubt, Section 5.01(b)).

Section 3.10. No Undisclosed Liabilities. Except as set forth in Section 3.10 of the Disclosure Schedule, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities provided for in the Pro Forma Balance Sheet or disclosed in the notes thereto;

(b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date;

(c) liabilities to be assumed by Sellers in connection with the Restructuring Transactions; and

(d) other liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.11. Related Party Transactions. (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule or with respect to any transactions with Buyer or its Subsidiaries, (x) no (1) Seller, (2) member of the “immediate family” (as such term is defined in Rule 16a-1 of the 1934 Act) of a Seller or (3) Affiliate of a Seller or of the Company or any of its Subsidiaries (each of the foregoing, a “Primary Interested Person”) and (y) to the knowledge of Sellers (and to the extent the following Persons are not Primary Interested Persons), no director, officer or “associate” (as such term is defined in Rule 16a-1 of the 1934 Act) of the Company or any of its Subsidiaries or of any Primary Interested

Person (each of the foregoing, a “Secondary Interested Person”; and, together with Primary Interested Persons, collectively, “Interested Persons”) has or has had in the past five years, directly or indirectly, (i) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells; (ii) an economic or beneficial interest in any Person that purchases from, or sells or furnishes to, the Company or any of its Subsidiaries any goods or services; (iii) an economic or beneficial interest in any Contract disclosed in the Disclosure Schedule, other than, in the case of Sellers, by reason of their ownership interest in the Company; or (iv) any contractual or other arrangement with the Company and any of its Subsidiaries. Section 3.11(a) of the Disclosure Schedule specifically sets forth, for each disclosure item included therein, (A) the identity of the Interested Person, (B) the relationship(s) of such Interested Person with Sellers, the Company or its Subsidiaries, as the case may be, (C) the nature and magnitude of the interest or arrangement so disclosed and (D) any and all Contracts reflecting the interest or arrangement so disclosed (true and complete copies which have been delivered to Buyer).

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, in the past five years, neither the Company nor any of its Subsidiaries has made any payment to any third party (i) on behalf of any Primary Interested Person or, to the knowledge of Sellers, any Secondary Interested Person or (ii) in connection with any benefit received by any Primary Interested Person or, to the knowledge of Sellers, any Secondary Interested Person (except, in each case, for payments made in the ordinary course of business in connection with benefits received by Interested Persons in their capacity as officers, directors or employees of the Company or any of its Subsidiaries, so long as such benefits relate to and are in furtherance of the Company’s business and are of the type ordinarily received by officers, directors and employees in such capacity).

(c) Section 3.11(c) of the Disclosure Schedule contains a complete list of all intercompany balances as of the Balance Sheet Date between Sellers and their respective Affiliates and Interested Persons, on the one hand, and the Company and its Subsidiaries, on the other hand (other than intercompany balances between Buyer and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand). Since the Balance Sheet Date there has not been any accrual of liability by the Company or any of its Subsidiaries to a Seller or any other Interested Person or other transaction between the Company or any of its Subsidiaries, on the one hand, and a Seller or any other Interested Person, on the other hand, except in the ordinary course of business consistent with past practice.

Section 3.12. Material Contracts. (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule or as otherwise permitted under

Section 5.01, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)  any Bookstore Services Agreement;

(ii) other than the Bookstore Services Agreements, any lease or sublease (whether of real or personal property) that requires (A) annual payments by or to the Company and its Subsidiaries of $1 million or more or (B) aggregate payments by or to the Company and its Subsidiaries of $5 million or more;

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $1 million or more or (B) aggregate payments by the Company and its Subsidiaries of $5 million or more;

(iv) any sales, distribution or other similar Contract providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of $1 million or more or (B) aggregate payments to the Company and its Subsidiaries of $5 million or more;

(v)  any partnership, joint venture or other similar Contract;

(vi)  other than (x) the Bookstore Services Agreements or (y) Contracts entered into in connection with the transfer of assets to any successor operators of the college bookstores operated thereby (so long as, in the case of this clause (y), such Contracts contain no material, continuing obligations or liabilities of the Company or any of its Subsidiaries, including indemnification obligations), any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2005;

(vii)  any Contract relating to Indebtedness;

(viii)  any option, license, franchise or similar Contract;

(ix) any agency, dealer, sales representative, marketing or other similar Contract;

(x) any Contract that limits or purports to limit the freedom of the Company, any of its Subsidiaries or Affiliates, or Buyer or any of its Affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries or Affiliates, or Buyer or any of its Affiliates after the Closing Date;

(xi)  any Contract with (A) a Seller or any Affiliate of a Seller, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Affiliate of a Seller, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by a Seller or any Affiliate of a Seller or (D) any director or officer of any Affiliate of a Seller or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

(xii) any Contract with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or

(xiii) any other Contract not made in the ordinary course of business consistent with past practice that is material to the Company and its Subsidiaries, taken as a whole.

(b) Each Contract required to be disclosed pursuant to this Section 3.12 (each, a “Material Contract”) is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such Material Contract (other than the Bookstore Services Agreements) have been delivered to Buyer and true and complete copies of the Bookstore Services Agreements have been made available to Buyer.

(c) The Company and its Subsidiaries (as applicable) have, in all material respects, correctly calculated and duly and timely (subject to any applicable grace periods) made each payment required to be made by the Company or its Subsidiaries to the other parties to the Bookstore Services Agreements, including each payment that is calculated as a percentage of gross sales (or any similar metric).

Section 3.13. Litigation. (a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, there is no action, suit, inquiry, investigation or proceeding pending against, or, to the knowledge of Sellers, threatened against either Seller, the Company or any of its Subsidiaries or any of their respective properties before any arbitrator or any Governmental Authority, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Restructuring Transactions.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, to the knowledge of Sellers, there is no action, suit, inquiry, investigation or proceeding pending or threatened against any college or university that is party to a Bookstore Services Agreement (or any Person affiliated with or otherwise controlled by, controlling or under common control with any such college or university) before any arbitrator or Governmental Authority that would reasonably be expected (if determined adversely to such college, university or other Person) to have a material impact (whether directly or indirectly) on the business or operations of the Company or any of its Subsidiaries.

Section 3.14. Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries is in material violation of, and has not since January 1, 2005 violated in any material respect, and, to the knowledge of Sellers, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any Applicable Law.

Section 3.15. Beneficial Ownership Reporting Obligations. (a) The Company has filed with the Securities and Exchange Commission each beneficial ownership report and other document required to be filed by the Company (collectively, the “Beneficial Ownership Reports”).

(b) As of its filing date (and as of the date of any amendment), each Beneficial Ownership Report complied, and each Beneficial Ownership Report filed subsequent to the date hereof will comply, with the applicable requirements of the 1934 Act.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Beneficial Ownership Report filed pursuant to the 1934 Act did not, and each Beneficial Ownership Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.16. Absence of Certain Business Practices. None of the Company, any of its Subsidiaries or, to the knowledge of Sellers, any directors, officers, employees or agents of the Company or any of its Subsidiaries has (i) used any funds or assets for unlawful or improper contributions, gifts, entertainment or other unlawful expenses in connection with the business of the Company or any of its Subsidiaries; (ii) made any unlawful or improper payment or contribution, or given any unlawful or improper gift, similar benefit or anything of value, to officials or employees of any school or Governmental Authority, or to any other Person who was (at the time such payment was made or such gift or benefit was given) in a position to help or hinder the business of the Company and its Subsidiaries; (iii) been, at any time during the past ten years, the subject of any bribery, improper contribution or anti-kickback investigation by any Governmental Authority; or (iv) violated in any respect the Foreign Corrupt Practices Act of 1977 or any Applicable Law relating to public procurement.

Section 3.17. Properties. (a) Section 3.17(a) of the Disclosure Schedule correctly sets forth the address of (i) all real property that is the subject of any Bookstore Services Agreement as of the date hereof (the “Managed Real Property”) and (ii) all other real property that is the subject of a lease or sublease to which the Company or any of its Subsidiaries is a party as of the date hereof (the “Leased Real Property”; and, together with the Managed Real Property, the “Real Property”). Neither the Company nor any of its Subsidiaries has owned any real property since January 1, 1999.

(b) The Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice. None of such property or assets is subject to any Lien, except for Permitted Liens.

(c) There are no developments affecting any such property or assets pending or, to the knowledge of Sellers, threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(d) No notice of a violation of any Applicable Law, or of any covenant, condition, easement or restriction which is material to the Real Property or its use or occupancy, has been given to the Company, its Subsidiaries or Sellers.

(e) After giving effect to the Restructuring Transactions, as of the Closing, the property and assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, will constitute all of the property and assets used or held for use in connection with the businesses of the Company or any of its Subsidiaries and are adequate and sufficient to conduct such businesses as currently conducted.

Section 3.18. Intellectual Property. (a) Section 3.18(a)(i) of the Disclosure Schedule contains a true and complete list of each of the registrations and applications for registration of Intellectual Property Rights owned or otherwise controlled by the Company or its Subsidiaries as of the date hereof (“Registered Intellectual Property Rights”). Section 3.18(a)(ii) of the Disclosure Schedule contains a true and complete list of all Contracts (whether written or otherwise, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, but excluding licenses for off-the- shelf software that is generally available on nondiscriminatory pricing terms and that has an aggregate acquisition cost of less than $10,000) to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, granting or restricting the Company, its Subsidiaries or any Person, any right to use, exploit or practice any (x) Owned Intellectual Property Rights or (y) Licensed Intellectual Property Rights.

(b) Except to the extent expressly permitted under any Contract set forth in Section 3.18(a)(ii)(x) of the Disclosure Schedule, no Person other than the Company or its Subsidiaries has any current or contingent right to (i) use any Material Owned Intellectual Property Rights, (ii) grant rights under any Material Owned Intellectual Property Rights to any Person or (iii) restrict, limit or otherwise adversely affect the rights of the Company and its Subsidiaries in and to any Material Owned Intellectual Property Rights.

(c) The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted, in all material respects. There exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. The consummation of the transactions contemplated by this Agreement will not materially alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights.

(d) None of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of Sellers, threatened against the Company, any of its Subsidiaries, or any present or former officer, director or employee of the Company or any of its Subsidiaries, (x) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights, (y) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (z) otherwise alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(e) None of the Owned Intellectual Property Rights and Licensed Intellectual Property Rights material to the operation of the business of the Company and its Subsidiaries has been adjudged invalid or unenforceable in whole or in part, and all (i) Material Owned Intellectual Property Rights and (ii) to the knowledge of Sellers, Owned Intellectual Property Rights (to the extent not included in the Material Owned Intellectual Property Rights) and Licensed Intellectual Property Rights, are valid and enforceable.

(f) Except as set forth in Section 3.18(f) of the Disclosure Schedule, the Company and its Subsidiaries (i) solely and exclusively own all right, title and interest in and to all Owned Intellectual Property Rights (including the Registered Intellectual Property Rights) and (ii) hold all of the Company’s and its Subsidiaries’ licenses under the Licensed Intellectual Property Rights, in each case, free and clear of any Lien. In each case where any Registered Intellectual Property Right is held by assignment, the assignment has been duly recorded with the Governmental Authority from which such Registered Intellectual Property Right issued or before which an application for registration is pending. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Registered Intellectual Property Rights (including payment of applicable maintenance fees and filing of applicable statements of use).

(g) To the knowledge of Sellers, no Person has infringed, misappropriated or otherwise violated any Material Owned Intellectual Property Right or Material Licensed Intellectual Property Right. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all confidential Intellectual Property Rights. None of the Material Owned Intellectual Property Rights or the Material Licensed Intellectual Property Rights whose value to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements substantially in the form previously disclosed to Buyer.

(h) No Public Software forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Company Software in a manner that would require the licensing, disclosure or distribution of a material portion of any source code for such Company Software owned or developed by or for the Company or its Subsidiaries

(other than source code that is a part of such Public Software) to licensees or any other Person.

(i) The IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the knowledge of Sellers, are free from all material defects. To the knowledge of Sellers, no person has gained unauthorized access to the IT Assets.

Section 3.19. Privacy. The Company and its Subsidiaries are in compliance in all material respects with (a) all Applicable Law relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, (b) except as set forth in Section 3.19(b) of the Disclosure Schedule, Payment Card Industry Data Security Standards (“PCI DSS”) as applicable and as in effect from time to time and (c) all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing. No claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of Sellers, no such claims are likely to be asserted or threatened against the Company or any of its Subsidiaries) alleging a violation of any Person’s privacy, personal or confidentiality rights under any such Applicable Law, the PCI DSS or the Company’s or its Subsidiaries’ rules, policies or procedures, and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of the foregoing. With respect to any personal and user information gathered or accessed in the course of the operation of the Company or any of its Subsidiaries, the Company and its Subsidiaries have at all times taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Sellers, there has been no unauthorized access to or other misuse of that information.

Section 3.20. Insurance Coverage. Sellers have furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds maintained by the Company or any of its Subsidiaries relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company and its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries.

Section 3.21. Licenses and Permits. Section 3.21 of the Disclosure Schedule correctly describes each material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (in each case, issued by a Governmental Authority) required by the Company and its Subsidiaries to conduct their business as presently conducted (the “Permits”), together with the name of the Governmental Authority issuing such Permit. The Permits are valid and in full force and effect, and neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement or the Restructuring Transactions.

Section 3.22. Inventories. The inventories set forth in the Balance Sheet were properly stated therein on a LIFO basis at the lesser of cost or fair market value determined in accordance with GAAP applied on a consistent basis. Since the Balance Sheet Date, the inventories of the Company and its Subsidiaries have been maintained in the ordinary course of business consistent with past practice. All such inventories are owned free and clear of all Liens. All of the inventories recorded on the Balance Sheet consist of, and all inventories of the Company and its Subsidiaries on the Closing Date (after giving effect to the Restructuring Transactions) will consist of, items of a quality usable or saleable in the normal course of business consistent with past practice and are and will be in quantities sufficient for the normal operation of the Company and its Subsidiaries consistent with past practice.

Section 3.23. Receivables. All accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Pro Forma Balance Sheet are, and all accounts and notes receivable arising from or otherwise relating to the business of the Company and its Subsidiaries as of the Closing Date are, valid and bona fide receivables arising in the ordinary course of business. All accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Pro Forma Balance Sheet in accordance with GAAP applied on a consistent basis.

Section 3.24. Finders’ Fees. Except for Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, whose fees and expenses will be paid by Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Restructuring Transactions.

Section 3.25. Environmental Matters. Except as set forth in Section 3.25 of the Disclosure Schedule:

(a) None of the Sellers, the Company or its Subsidiaries have received notice of any material demand, claim, request for information, citation, summons, order or assessed penalty, no complaint has been filed and no action, suit, inquiry, investigation or proceeding is pending, or, to the knowledge of Sellers, threatened by any Governmental Authority or other Person with respect to any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, Environmental Permit or Hazardous Substance.

(b) There are no material liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there are no facts or conditions which could reasonably be expected to result in or be the basis for any such liability.

(c) Except as could not reasonably be expected to result in or be the basis for any material liability of the Company or any of its Subsidiaries, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property or any other property now or previously owned, leased, managed or operated by the Company or any of its Subsidiaries.

(d) No Real Property or any other property now or previously owned, leased, managed or operated by the Company or any of its Subsidiaries or any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of Sellers, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any analogous federal, state or foreign list of sites requiring investigation or clean-up.

(e) The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits.

(f) The consummation of the transactions contemplated by this Agreement and the Restructuring Transactions will not trigger any requirement for any action, consent, approval, registration, remedial action or filing under any Environmental Law, including (i) Sections 22a-134 through 22a-134e of the Connecticut General Statutes (CGS), or the law commonly known as the Connecticut Property Transfer Law, and (ii) the New Jersey Industrial Site Recovery Act.

(g) There has been no material environmental investigation, study, audit, test, review or other analysis conducted that is in the possession of the Company, any of its Subsidiaries or either Seller in relation to the current or prior business of the Company or any of its Subsidiaries, any Real Property or any other property now or previously owned, leased, managed or operated by the Company or any of its Subsidiaries that has not been delivered to Buyer at least five (5) days prior to the date hereof.

(h) For purposes of this Section 3.25, the terms “Company” and “Subsidiary” shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 3.26. Employee Matters. (a) Employees. Section 3.26(a) of the Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $300,000. To the knowledge of Sellers, none of such employees intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within two years after the Closing Date.

(b) Labor Matters. (i) The Company and its Subsidiaries are in material compliance with all currently Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and employee classification, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to be material.

(ii) Except as set forth in Section 3.26(b)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or otherwise subject to or obligated with respect to any collective bargaining agreement or other labor agreement with any union or labor organization and there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. Furthermore: (A) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent; (B) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (C) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (D) there are no material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) Employee Benefit Plans. (i) Section 3.26(c)(i) of the Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof (including, if any such plans are oral, true, correct and complete written summaries) have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(ii) Except as set forth in Section 3.26(c)(ii) of the Disclosure Schedule, none of the Company, any ERISA Affiliate and any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(iii) None of the Company, any ERISA Affiliate of the Company and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(iv) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under the Code.

(v) Except as set forth in Section 3.26(c)(v) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries, or any current or projected liability in respect of medical or life insurance benefits for any other person, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries other than limitations imposed under the terms of a collective bargaining agreement.

(vi) All contributions and payments accrued under each Employee Plan will be paid on or prior to the Closing Date in accordance with prior funding and accrual practices. There has been no amendment to, written interpretation of or announcement (whether or not written) by Sellers or any of their respective Affiliates or the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(vii) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(viii) Except for the amounts set forth in Section 3.26(c)(viii) of the Disclosure Schedule (the “Bonus Payments”), no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit, or the enhancement of any such benefit (including acceleration of vesting or exercise of an incentive award), as a result of the transactions contemplated by this Agreement or the Restructuring Transactions. All of the Bonus Payments will be discharged in full prior to Closing pursuant to Section 5.07(a)

(ix) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(x) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of Sellers, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(xi) Except as set forth in Section 3.26(c)(xi) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has or shall have any liability or responsibility for or with respect to any payments to any Person relating to, arising out of or in connection with any notional, deemed or actual (A) equity or equity-based interests or (B) profits interests, bonuses, incentive compensation or other similar payments, in each case that are (x) in or related to the Company or any of its Subsidiaries, (y) directly or indirectly based upon the performance of the Company or any of its Subsidiaries (including any business, unit, segment or division of the Company or any of its Subsidiaries) or (z) related to the Shares or any securities of any of the Company’s Subsidiaries (collectively, “Synthetic Rights”). All of the Synthetic Rights described Section 3.26(c)(xi) of the Disclosure Schedule are included in the amount of the Bonus Payments described in Section 3.26(c)(viii) of the Disclosure Schedule and will be discharged in full prior to Closing pursuant to Section 5.07(a).

(xii) Neither the Company nor any of its Subsidiaries has any liability for or responsibility with respect to any payments made by any third party or either Seller to any employee or executive of the Company (collectively, “Third Party Payments”), and such Third Party payments have not for any reason been deemed or treated as compensation to any such individual from, in respect of or payable by the Company.

Section 3.27. Tax Matters. (a) Filing and Payment. Except as set forth in Section 3.27(a) of the Disclosure Schedule, (i) all Tax returns, statements, reports,

elections, declarations, disclosures, schedules and forms (including estimated tax or information returns and reports) filed or required to be filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all Applicable Laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

(b) Financial Records. Except as set forth in Section 3.27(b) of the Disclosure Schedule, (i) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Pro Forma Balance Sheet (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carry forwards) are adequate to cover Tax liabilities accruing through May 2, 2009; (ii) since May 2, 2009, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice; and (iii) all information set forth in the Balance Sheet (including the notes thereto) relating to Tax matters is true and complete in all material respects.

(c) Procedure and Compliance. Except as set forth in Section 3.27(c) of the Disclosure Schedule, (i) all Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed or are Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (iii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (iv) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Taxing Authority; and (vi) during the five-year period ending on the date hereof, none of either Seller, the Company, any of the Company’s Subsidiaries or any Affiliate of a Seller has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may materially affect the Company or any of its Subsidiaries), or, to the extent it may affect or relate to the Company or any of its Subsidiaries, filed any amended Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability.

(d) Taxing Jurisdictions. No jurisdiction in which none of the Company or any of its Subsidiaries files Tax returns has asserted that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(e) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth in Section 3.27(e) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which a Seller was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by either the Company or any of its Subsidiaries, regardless of whether such Tax is imposed or asserted by a Taxing Authority on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f) Certain Agreements and Arrangements. (i) None of the Company or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); (ii) during the five-year period ending on the date hereof, none of the Company or any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (iii) neither the Company nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or has been requested to do so in connection with any transaction or proposed transaction.

(g) Post-Closing Attributes. Except as set forth in Section 3.27(g) of the Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period and (ii) neither the Company nor any of its Subsidiaries will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code).

(h) Property and Leases. Except as set forth in Section 3.27(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(i) Certain Elections. On May 3, 1998, the Company made a valid election under Section 1362 of the Code to be treated as an “S Corporation,” which election continues to be valid and effective.

(j) Withholding Obligations. Each of the Company and its Subsidiaries has complied with all Applicable Law relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Law.

(k)  Except as set forth in Section 3.27(k) of the Disclosure Schedule, (i) no material transfer, documentary, sales, use, stamp, registration, value added or other such Taxes and fees (including any penalties and interest) will be incurred in connection with the transactions contemplated by this Agreement (including any real property transfer Taxes or similar Taxes imposed on any leases or other agreements treated as leases under Applicable Law); (ii) no material Taxes will be imposed on the Company as a result of the Restructuring Transactions; and (iii) no material employment, excise or any similar Taxes (excluding U.S. federal wage withholding prescribed by section 3402 of the Code and any substantially similar requirement under state tax law) will be imposed on the Company with respect to any payments or liabilities described in Section 3.26(c) as a result of the transactions contemplated by this Agreement or the Restructuring Transactions.

(l) Section 3.27(l) of the Disclosure Schedule sets forth the amount and date of tax distributions that have been made to Sellers, including amounts that have been paid to any Taxing Authority on behalf of Sellers, with respect to Sellers’ income tax liability attributable to the Company’s taxable income during the Applicable Period.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not individually or in the aggregate reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party, or to perform its obligations hereunder and thereunder.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party constitutes a valid and binding agreement or instrument of Buyer.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party, and the consummation of the transactions contemplated hereby and thereby, require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the 1934 Act.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its Subsidiaries or to a loss of any benefit to which the Buyer or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Buyer or any of its Subsidiaries, except for any defaults, terminations, cancellations, accelerations of any rights or obligations, or loss of benefits that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, the Seller Notes and each other Ancillary Agreement to which Buyer is or is to be a party, or to perform its obligations hereunder and thereunder.

Section 4.05. Financing. Buyer has received and furnished a copy to Sellers of one or more commitment letters (collectively, the “Commitment Letter”) executed by Bank of America, N.A., JPMorgan Chase Bank N.A., Wells Fargo Retail Finance, LLC and certain other lenders, pursuant to which the parties to the Commitment Letter (other than Buyer) have committed, upon the terms and subject to the conditions set forth in the Commitment Letter, to lend the amounts set forth therein for the purpose of (inter alia) funding the transactions contemplated by this Agreement. The Commitment Letter has not been amended, restated or otherwise modified prior to the date of this Agreement, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied.

Section 4.06. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933 or under any state or foreign securities laws.

Section 4.07. Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of Buyer, threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.08. Finders’ Fees. Except for Greenhill & Co., LLC and the other Persons previously disclosed to Sellers, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or the Transaction Committee who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF SELLERS

Sellers jointly and severally agree that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, Sellers shall cause each of the Company and its Subsidiaries to conduct its business in the ordinary course of business consistent with past practice and to use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees, (iii) maintain its relationships with its customers, lenders, suppliers and others having material business relationships with it in the ordinary course of business consistent with past practice, (iv) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (v) continue to make such capital expenditures as a prudent operator in the industry of the Company and its Subsidiaries would reasonably be expected to make (including such capital expenditures as are required by the Bookstore Services Agreements). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Restructuring Documents or as set forth in Section 5.01 of the Disclosure Schedule, without the consent of Buyer, Sellers shall not permit the Company or any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities, except for dividends by any wholly-owned Subsidiary; provided that the Company shall be permitted to distribute to Sellers an amount in cash of $6.5 million on September 15, 2009 (the “Permitted Tax Distribution”);

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to the Company or any other Subsidiary, or (ii) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) capital expenditures that are expressly contemplated by the Bookstore Services Agreements, including any Bookstore Services Agreements entered into after the date hereof (provided that the capital expenditure obligations of the Company under such new Bookstore Services Agreements are consistent with past practice), and (ii) additional capital expenditures in the ordinary course of business consistent with past practice and not to exceed $1 million individually or $5 million in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies and inventory in the ordinary course of business consistent with past practice;

(f) sell, license, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens on assets other than the Company Marks) on, any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses, other than sales of inventory in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) extensions of trade credit in the ordinary course of business consistent with past practice and (ii) loans, advances or investments that are expressly contemplated by the Bookstore Services Agreements, including any Bookstore Services Agreements entered into after the date hereof (provided that the loans, advances or investments contemplated by such new Bookstore Services Agreements are consistent with the past practice);

(h) create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness, other than drawings under the Credit Agreement in the ordinary course of business consistent with past practice, the proceeds of which are used solely to fund the working capital and capital expenditures requirements of the Company and its Subsidiaries or the Bonus Payments (to the extent otherwise permitted by this Section 5.01);

(i) (i) enter into any Contract that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that could, after the Closing, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates from engaging or competing in any line of business, in any location or with any Person, (ii) enter into, amend or modify in any material respect or terminate (A) any Material Contract or (B) any Contract with an Interested Person, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries; provided, however, that the Company may, subject to each other provision of this Section 5.01 (including Section 5.01(i)(i)), (x) amend or modify any Bookstore Services Agreement which did not generate more than $5,000,000 in annual revenue in the Company’s most recently completed fiscal year, (y) renew any existing Bookstore Services Agreement that has expired or expires after the execution of this Agreement or (z) enter into any new Bookstore Services Agreement, in each case, in the ordinary course of business consistent with past practice;

(j) (i) grant or increase any severance or termination pay to, or amend any existing arrangement (whether written or oral) with, any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase benefits payable under any existing severance or termination pay policies or employment Contracts, (iii) enter into any employment, deferred compensation or other similar Contract (or amend any such existing Contract) with any director, officer or employee of the Company or any of its Subsidiaries (provided, however, that the Company and its Subsidiaries may hire non-executive employees on an at-will basis and otherwise in the ordinary course of business consistent with past practice), (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase any compensation, bonus or other benefits payable to any director, officer or, other than in the ordinary course of business consistent with past practice, to any other employee of the Company or any of its Subsidiaries;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants and consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed);

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement or the Restructuring Transactions (including, in each case, any matter disclosed in Section 3.13 of the Disclosure Schedule);

(m) (i) take or permit to be taken any action that, if taken on or prior to the date hereof, would have been required to be disclosed (or would have resulted in a state of facts that would have been required to be disclosed) in Section 3.11(a) or 3.11(b) of the Disclosure Schedule or (ii) otherwise make any payment to any Primary Interested Person except for (A) salary and benefits in the ordinary course of business consistent with past practice and (B) payments under the Contracts disclosed in Sections 3.11(a) and 3.11(b) of the Disclosure Schedule in the ordinary course of business consistent with past practice.

(n) agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Sellers will (i) give, and will cause the Company and each of its Subsidiaries to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries and to the books and records of Sellers relating to the Company and its Subsidiaries, (ii) furnish, and cause the Company and each of its Subsidiaries to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers, the Company and its Subsidiaries to cooperate with Buyer’s reasonable requests in its investigation of the Company or any of its Subsidiaries. Any investigation pursuant to this Section 5.02 shall be conducted only upon reasonable notice by Buyer to Sellers and the Company in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller hereunder.

(b) Without limitation of any other duty or obligation of Sellers relating to confidentiality, after the Closing, each Seller and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of Sellers or their respective Affiliates or (iii) later lawfully acquired by Sellers from sources other than those related to their prior ownership of the Company and its Subsidiaries. The obligation of Sellers and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c) On and after the Closing Date, Sellers will afford promptly to Buyer and its agents reasonable access to their books of account, financial and other records (including accountants’ work papers), information, employees and auditors to the extent necessary for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or any of its Subsidiaries.

Section 5.03. Notices of Certain Events. From the date hereof through the Closing Date, each Seller shall, and shall cause the Company and its Subsidiaries to, promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Restructuring Transactions;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Restructuring Transactions;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting a Seller or the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the transactions contemplated by this Agreement or the Restructuring Transactions;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the condition set forth in Section 8.02(a) not to be satisfied; and

(e) any failure of a Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available to Buyer hereunder.

Section 5.04. Non-solicitation. Each Seller agrees that for a period of two years after the Closing Date, except as consented to in writing by Buyer, neither such Seller nor any of his or her controlled Affiliates (excluding, for the avoidance of doubt, Buyer and its Subsidiaries) shall employ or solicit (other than pursuant to a general solicitation directed to and made available to the general public), or receive or accept the performance of services by, any current executive or management-level employee of the Company or any of its Subsidiaries.

Section 5.05. Restructuring Transactions. (a) No later than the Business Day immediately preceding the Closing Date, Sellers shall cause (i) each Restructuring Document to be executed and delivered by each party thereto in the form furnished to Buyer prior to the date of this Agreement and (ii) the Restructuring Transactions to be consummated in accordance with the terms of the Restructuring Documents.

(b) Prior to the Closing, without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed), neither Seller shall, or shall permit any party to any Restructuring Document to, terminate, amend, supplement, waive or otherwise modify any term or provision of, or waive or exercise any of its rights, powers, privileges, remedies or claims under, any Restructuring Document (including any exhibit, schedule, or other attachment thereto and any agreement to be entered into in connection therewith).

Section 5.06. Financing. Without limiting the generality of Section 7.01, prior to the Closing, Sellers shall cause the Company and its Subsidiaries to, and shall use their reasonable best efforts to cause the respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) of the Company and each of its Subsidiaries to, provide to Buyer all cooperation reasonably requested by Buyer that is necessary or reasonably required in connection with the financing of the transactions contemplated by this Agreement (the “Financing”), including the following: (i) using reasonable best efforts to cause the Company’s senior officers and other Representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Financing; (iii) using reasonable best efforts to assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement and other definitive financing documents on terms satisfactory to Buyer, or other certificates, or documents as may be reasonably requested by Buyer, provided that no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Closing; (iv) using reasonable best efforts to facilitate the pledging of collateral, provided that no pledge shall be effective until the Closing; (v) using reasonable best efforts to furnish on a confidential basis to Buyer and its financing sources, as promptly as practicable, financial and other pertinent information regarding the Company as may be reasonably requested by Buyer; (vi) providing monthly, quarterly and annual financial statements (excluding footnotes, in the case of monthly and quarterly financial statements) to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; and (vii) using reasonable best efforts to cause the Company’s independent accountants to cooperate with and assist Buyer in preparing customary and appropriate information packages and offering materials as prospective lenders may reasonably request for use in connection with the offering and/or syndication of debt securities, loan facilities and other matters contemplated by the Financing; provided that, notwithstanding anything in this Agreement to the contrary, until the Closing occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing or (C) be required to incur any other liability in connection with the Financing.

Section 5.07. Employee Matters. (a) The Sellers shall cause the Company to discharge and fully satisfy, no later than the Business Day immediately preceding the Closing Date, all liability and responsibility for and in respect of the Bonus Payments (including all liability and responsibility for and in respect of the Synthetic Rights). The Bonus Payments shall be satisfied (i) by distribution of Excluded Assets and/or (ii) by the payment of cash, in each case, by the Company to the recipients thereof. The aggregate amount of the Bonus Payments (including the fair market value of any Excluded Assets used to satisfy Bonus Payments) shall not exceed the amount set forth in Section 3.26(c)(viii) of the Disclosure Schedule.

(b) Neither the Company nor any of its Subsidiaries shall have any liability or responsibility for any Third Party Payments, whether arising prior to, on or after the Closing Date.

(c) Sellers have heretofore delivered to Buyer term sheets, in the form agreed prior to the date hereof, executed by each employee of the Company listed in Section 5.07(c) of the Disclosure Schedule.

(d) Prior to the Closing Date, Sellers shall cause each of the employees of Textbooks.com listed in Section 5.07(d) of the Disclosure Schedule to be transferred to the Company.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality. Subject to Section 7.03, prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all documents and information concerning the Company or any of its Subsidiaries, Sellers or any of their respective Affiliates furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement or the Restructuring Transactions, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or any of its Affiliates or (iii) later lawfully acquired by Buyer from sources other than Sellers or the Company or any of its Subsidiaries, which sources are not, to Buyer’s knowledge, subject to any legally binding obligation to the Company or its Subsidiaries to keep such information confidential; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders or other Persons in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, (x) Buyer and its Affiliates will, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and their lenders and such other Persons to, destroy or deliver to Sellers, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from

Sellers or the Company or any of its Subsidiaries in connection with this Agreement that are subject to such confidence and (y) Buyer shall certify in writing to Sellers that all documents and other materials subject to the confidentiality restrictions of this Section 6.01 shall have been destroyed or returned to Sellers or the Company, as the case may be.

Section 6.02. Access. On and after the Closing Date, Buyer will cause the Company and each of its Subsidiaries to afford promptly to Sellers and their agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer and its Subsidiaries.

ARTICLE 7
COVENANTS OF BUYER AND SELLERS

Buyer and Sellers agree that:

Section 7.01. Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Sellers will use their best efforts to take, or cause to be taken (including by causing any Affiliates to take actions), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the best efforts of Buyer shall not be deemed to include (x) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Company’s or any of its Subsidiaries’ businesses, assets or properties. Subject to the foregoing sentence, Sellers and Buyer agree, and Sellers, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each of its Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and Sellers shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

Section 7.02. Certain Filings. Sellers and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement or the Restructuring Transactions and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. Buyer shall consult with Sellers with respect to the content of any proposed press release or public statement with respect to this Agreement, the transactions contemplated hereby or the Restructuring Transactions (including by means of the filing of a Current Report on Form 8-K with the Securities and Exchange Commission, which Current Report may include a copy of this Agreement as an exhibit); provided that the consent of Sellers shall not be required for the issuance by Buyer of any such press release or public statement. Except as required by Applicable Law or as consented to in writing by Buyer, Sellers will not, and will cause the Company and its Subsidiaries not to, issue any press release or make any public statement with respect to this Agreement, the transactions contemplated hereby or the Restructuring Transactions.

Section 7.04. Certain Accounts. All of the accounts set forth in Section 7.04 of the Disclosure Schedule shall be settled (irrespective of the terms of payment of such accounts) on or prior to the Closing Date in the manner provided in Section 7.04 of the Disclosure Schedule.

Section 7.05. Tax Matters. (a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by Sellers when due, and each Seller will, at his or her own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

(b) Without the prior written consent of Buyer, none of Sellers, the Company, any of its Subsidiaries and any Affiliate of a Seller shall to the extent it may affect or relate to the Company or any of its Subsidiaries, do any of the following things if doing so would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company, any of its Subsidiaries, Buyer or any Affiliate of Buyer: make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

(c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax returns for the Company and any of its Subsidiaries for all tax periods that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax return that includes any Pre-Closing Tax Period prior to filing and shall make such revisions to such Tax returns as are reasonably requested by Sellers. All Tax returns that include any Pre-Closing Tax Period shall be prepared in a manner consistent with all prior Tax returns of the Company and any of its Subsidiaries to the extent allowable by Applicable Law. No later than three (3) Business Days prior to the day of filing of any such Tax return, the Company shall submit to Sellers a statement of the amount, if any, shown as due on such Tax return that constitutes Excluded Liabilities, and Sellers shall promptly remit such amount to the Company (without duplication of amounts taken into account in determining payments under Section 2.04), and the Company shall timely pay all Taxes reported on such Tax return.

(d) Buyer and Sellers shall provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax return, amended Tax return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.

(e) Tax Audits. (i) Sellers shall have the sole right to represent the interests of the Company and any of its Subsidiaries in any Tax audit or suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Governmental Authority or grand jury investigation, or other action (any of the foregoing, an “Action”) relating to Shareholder Taxes and to employ counsel of its choice at its expense; provided, however, that if the results of such Tax audit or proceeding could reasonably be expected to have an adverse effect on the Buyer or its liabilities or obligations under this Agreement, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of the Buyer (which shall not be unreasonably withheld or delayed). The Buyer agrees that it will cooperate fully, and will cause the Company to cooperate fully, with Sellers and their counsel in the defense against or compromise of any claim in any such proceeding. Buyer shall have the right to participate in any such proceeding and to be represented by counsel of its own selection in connection with such action and to be kept informed by the Sellers as to the status of the action, all at Buyer’s expense. Sellers shall keep Buyer informed as to the status of any Action arising under this Section 7.05.

(ii) If any Governmental Authority asserts a claim, makes an assessment or otherwise disputes or affects any Tax relating to a Pre-Closing Tax Period or any period that begins before and ends after the Closing Date, Buyer shall promptly upon receipt by Buyer or the Company inform the Sellers thereof. The failure of Buyer or the Company to timely forward such notification in accordance with the immediately preceding sentence shall not relieve the Sellers of their obligations under this Agreement for Taxes except and to the extent that the failure timely to forward such notification actually increases the amount of such Taxes.

(iii) Buyer shall represent the interests of the Company in any Action relating to Ordinary Course Taxes and all Tax returns filed or required to be filed for the Company or any of its Subsidiaries for all Post-Closing Tax Periods, including any period that begins before and end after the Closing Date; provided, however, that if the results of such Action could reasonably be expected to have an adverse effect on the Sellers or their liabilities or obligations under this Agreement, then there shall be no settlement or closing or other agreement with respect thereto without the written consent of the Sellers (which shall not be unreasonably withheld or delayed). The Sellers and Buyer agree that they will cooperate fully with each other party and its respective counsel in the defense against or compromise of any claim in any such proceeding. The Sellers shall have the right, at Sellers’ expense, to participate in any such proceeding and to be represented by counsel of its own selection in connection with any such action in which Buyer represents the interests of the Company. Buyer shall keep Sellers informed as to the status of any Action arising under this Section 7.05.

(iv) Any dispute as to any matter covered in this Section 7.05 shall be resolved by the Accounting Referee. The fees and expenses of such accounting firm shall be borne equally by the Sellers and Buyer.

(v) Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(f) Any and all existing Tax sharing agreements or Tax distribution agreements shall be terminated as of the date hereof (other than agreements among only the Company and its Subsidiaries). After the date hereof, neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. This Agreement shall be the sole Tax sharing agreement or Tax distribution agreement relating to the Company or any of its Subsidiaries.

(g) Neither Buyer, the Company nor any of their Affiliates shall make any election under Section 338 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) with respect to the transactions contemplated by this Agreement.

(h) Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Taxes to which Buyer or the Company and its Subsidiaries become entitled, that relate to Excluded Liabilities or Shareholder Taxes shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

(i) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(j) Buyer and Sellers further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental Authority or customer of the Company or any of its Subsidiaries or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(k) Any amount paid by Sellers or Buyer under Article 9 will be treated as an adjustment to the purchase price to the extent permitted by Applicable Law.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(b) No provision of any Applicable Law shall prohibit the consummation of the Closing.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Each Seller shall have performed in all material respects all of his or her obligations hereunder required to be performed by him or her on or prior to the Closing Date, (ii) the representations and warranties of Sellers contained in this Agreement and of the Seller Entities contained in the Ancillary Agreements to which the Seller Entities are or are to be party and in any certificate or other writing delivered by a Seller Entity pursuant hereto or thereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date, and (iii) Buyer shall have received a certificate signed by each Seller to the foregoing effect.

(b) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Buyer or any of their respective Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Buyer or any of their respective Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Shares or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Shares.

(c) There shall not be any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Shares, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the purchase of the Shares, that, in the reasonable judgment of Buyer could, directly or indirectly, result in any of the consequences referred to in Sections 8.02(b)(i) through 8.02(b)(iii).

(d) Buyer shall have received payoff letters and other documentation, all of which shall be in form and substance reasonably satisfactory to Buyer, evidencing the repayment of the Credit Agreement and the release of all Liens related thereto.

(e) Buyer shall have obtained funds pursuant to the Commitment Letter or, if such funds are not available to Buyer, other funds on terms and conditions satisfactory to it in its sole and absolute discretion, sufficient to enable it to pay the cash portion of the Purchase Price and related fees and expenses.

(f) Each Restructuring Document shall have been executed and delivered by each party thereto in the form previously delivered to Buyer, and the Restructuring Transactions shall have been consummated in accordance with the terms of the Restructuring Documents.

(g) Textbooks.com shall have executed and delivered to Buyer the Termination and Release Agreement in the form attached as Exhibit B (the “Termination and Release”).

(h) MBS Textbook Exchange, Inc. shall have executed and delivered to the Company an amended and restated letter agreement in the form previously delivered to Buyer, which letter agreement shall not have been amended, modified or revised and shall be in full force and effect as of the Closing (the “MBS Agreement”).

(i) Textbooks.com shall have executed and delivered to the Company an Assignment, Assumption and Reimbursement Agreement in the form attached as Exhibit C (the “Assignment Agreement”).

(j) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and its Subsidiaries, all in form and substance reasonably satisfactory to Buyer.

Section 8.03. Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement, the Seller Notes, and in the other Ancillary Agreements to which Buyer is or is to be party and in any certificate or other writing delivered by Buyer pursuant hereto or thereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such date, and (iii) Sellers shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

(b) Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers.

ARTICLE 9
SURVIVAL; INDEMNIFICATION

Section 9.01. Survival. The representations and warranties of the parties hereto contained in this Agreement and the Ancillary Agreements and in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided that (i) to the extent that it relates to periods after the Balance Sheet Date, the representation and warranty in Section 3.12(c) shall not survive the Closing, (ii) the representations and warranties in (x) Sections 3.01, 3.02, 3.03, 3.04(i) and (ii), 3.05 and 3.06 (the “Specified Representations”) and (y) Sections 4.01, 4.02, 4.03 and 4.04(i) and (ii) shall survive indefinitely or until the latest date permitted by law and (iii) the representations and warranties in Section 3.18 (but only insofar as they relate to the Company Marks) and Sections 3.24, 3.27(i) and 4.08 shall survive until the expiration of any applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.

Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 9.02. Indemnification. (a) Effective at and after the Closing, Sellers hereby jointly and severally indemnify Buyer, its Affiliates and their respective successors and assignees and, effective at the Closing, without duplication, the Company, each of its Subsidiaries and their respective successors and assignees against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding (including any Tax audit) whether involving a third party claim (a “Third Party Claim”) or a claim solely among the parties hereto) (“Damages”), incurred or suffered by Buyer, any Affiliate of Buyer, the Company, any of its Subsidiaries or any of their respective successors and assignees, whether in connection with a Third Party Claim or otherwise, arising out of (without duplication):

(i) any misrepresentation or breach of warranty (determined, except in the case of Section 3.09, without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) by a Seller in this Agreement or by a Seller Entity in any Ancillary Agreement to which such Seller Entity is or is to be a party or in any certificate or other writing delivered by a Seller Entity pursuant hereto or thereto or in connection herewith or therewith (each such misrepresentation and breach of warranty, a “Warranty Breach”);

(ii) any breach of covenant or agreement made or to be performed by a Seller pursuant to this Agreement or by a Seller Entity pursuant to any Ancillary Agreement to which such Seller Entity is or is to be a party (each such breach, a “Covenant Breach”);

(iii) any Transaction Expenses that are not included in the Transaction Expenses Amount set forth in the Closing Statement; or

(iv) any Excluded Liabilities;

provided that (A) with respect to indemnification by Sellers for Warranty Breaches pursuant to clause (i) above (other than breaches of any Specified Representation or Section 3.24 (any such breach, an “Excluded Warranty

Breach”)), (x) Sellers shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $5 million (the “Threshold Amount”) (in which case Sellers shall be liable for all such Damages without regard to the Threshold Amount) and (y) Sellers’ maximum liability for all such Warranty Breaches shall not exceed $310 million (the “Cap”) and (B) with respect to indemnification by Sellers for Ordinary Course Taxes and any Indemnified Escheat Payment, Sellers shall not be liable unless the aggregate amount of Damages with respect to such amounts exceeds $300,000 (in which case Sellers shall be liable for all such Damages without regard to such threshold amount). For the avoidance of doubt, the limitations on indemnification set forth in the foregoing proviso shall not apply to any indemnification by Sellers for (1) Excluded Warranty Breaches, (2) Covenant Breaches or (3) Excluded Liabilities (except, in the case of Ordinary Course Taxes and any Indemnified Escheat Payment subject to the threshold described in clause (B), to the extent of such threshold), and the amount of any Damages with respect to Excluded Warranty Breaches, Covenant Breaches and Excluded Liabilities shall not be included in the calculation of either the Threshold Amount or the Cap.

(b) Effective at and after the Closing, Buyer hereby indemnifies each Seller, his or her heirs and legal representatives, his or her Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by such Seller, his or her heirs and legal representatives, any of his or her Affiliates or any of their respective successors and assignees, whether in connection with a Third Party Claim or otherwise, arising out of any (i) misrepresentation or breach of warranty of Buyer contained in this Agreement, the Seller Notes or any other Ancillary Agreement to which Buyer is or is to be a party or in any certificate or other writing delivered by Buyer pursuant hereto or thereto or in connection herewith or therewith (each such misrepresentation and breach of warranty, a “Buyer Warranty Breach”), or (ii) breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, the Seller Notes, or any other Ancillary Agreement to which Buyer is or is to be a party (each such breach, a “Buyer Covenant Breach”); provided that with respect to indemnification by Buyer for Buyer Warranty Breaches pursuant to this Section 9.02 (other than breaches of the representations and warranties in Sections 4.01, 4.02, 4.03, 4.04(i) and (ii) and 4.08), (x) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Threshold Amount (in which case Buyer shall be liable for all such Damages without regard to the Threshold Amount) and (y) Buyer’s maximum liability for all such Buyer Warranty Breaches shall not exceed the Cap. For the avoidance of doubt, the limitations on indemnification set forth in the foregoing proviso shall not apply to any indemnification by Buyer for Buyer Covenant Breaches, and the amount of any Damages with respect to Buyer Covenant Breaches shall not be included in the calculation of either the Threshold Amount or the Cap.

Section 9.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 9.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Third Party Claim in respect of which indemnity may be sought under such Section. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 9.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 9.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 9.03(b) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 9.03(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.03, the Indemnifying Party shall not, without obtaining the prior written consent of the Indemnified Party, enter into any settlement of such Third Party Claim, unless such settlement (i) is limited solely to the payment of cash and (ii) provides for the full, complete and unconditional release of the Indemnified Party and its Affiliates.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the

Indemnified Party, provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f) Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(g) If the Indemnifying Party elects not to assume such defense, the Indemnified Party may pay, compromise or contest the Third Party Claim at issue. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof; provided that such Third Party Claim is subject to indemnification under Section 9.02. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(h) The provisions of this Section 9.03 shall not be applicable to any Action under Section 7.05(e), which Action shall be subject to the procedures set forth in Section 7.05(e).

Section 9.04. Direct Claim Procedures. In the event the Indemnified Party should have a claim for indemnity under Section 9.02 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give prompt notice of such claim to the Indemnifying Party. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party the amount thereof. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.08.

Section 9.05. Calculation of Damages. The amount of any Damages payable under Section 9.02 by the Indemnifying Party shall (i) be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible for such Damages, (ii) be reduced by any tax benefit actually realized or other reduction of the tax liability of the Indemnified Party as a result of the facts and circumstances giving rise to any Damages hereunder and (iii) not include any indirect, special, consequential or punitive Damages or Damages for lost profits, except in the case of Third Party Claims. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Damages or obtains any tax benefit referred to in Section 9.05(ii), in each case, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

Section 9.06. Recourse Against Seller Notes. (a) Subject to the limitations on Sellers’ obligations set forth in this Article 9 and the procedures set forth in Section 9.06(b) and Section 9.06(c) below, any claim by Buyer or any of its Affiliates against Sellers for Damages payable under this Article 9 may, at Buyer’s option, be satisfied by setting off any amounts owed by Buyer under the Seller Notes (in which case the principal amount of the Seller Notes shall be reduced by the amount of such Damages, and from and after the date of the applicable Set-Off Notice no interest would be payable on such amount).

(b) Prior to any set-off pursuant to this Section 9.06, Buyer shall send a notice (a “Set-Off Notice”) to the Seller Representative setting forth the amount of Damages to be set off and applied against the Seller Notes (the “Set-Off Amount”), together with calculations supporting the computation of the Set-Off Amount. Seller Representative may, within 30 days after receipt of any Set-Off Notice, deliver to Buyer a written notice of objection to such set-off. Buyer shall be permitted to set off and apply the Set-Off Amount set forth in such Set-Off Notice against the Seller Notes upon the earliest to occur of (i) the mutual agreement of Buyer and Seller Representative with respect to the Set-Off Amount, (ii) the failure of Seller Representative to deliver to Buyer a notice of objection within 30 days after Seller Representative’s receipt of the Set-Off Notice and (iii) the entry of a final, nonappealable order by a court of competent jurisdiction that Sellers are liable for the payment of such Damages set forth in the Set-Off Notice pursuant to this Agreement (in which case the Set-Off Amount shall be the amount awarded to Buyer or its Affiliates by such court).

(c) If Buyer delivers a notice of objection with respect to any Set-Off Notice pursuant to Section 9.06(b), then during the period beginning on the date of the Set-Off Notice and ending on the date that Buyer becomes entitled to set off the applicable Set-Off Amount pursuant to Section 9.06(b)(i) or (iii) above, Buyer shall not be required to pay interest on such Set-Off Amount under the Seller Notes, and if any principal amount comes due under the Seller Notes during such period, Buyer may withhold an amount of principal equal to such Set-Off Amount and with respect to such withheld principal amount the Maturity Date (as defined in the Seller Notes) shall be extended until the Final Determination Date. Interest and principal withheld by Buyer pursuant to this Section 9.06(c) shall not be payable under the Seller Notes until the earlier to occur of (i) the mutual agreement of Buyer and Seller Representative regarding the treatment of such interest and principal and (ii) the entry of a final, nonappealable order by a court of competent jurisdiction that Sellers are not liable for the payment of Damages pursuant to this Agreement (or that Sellers are liable for the payment of Damages pursuant to this Agreement in an amount that is less than the amount of the interest and principal so withheld, in which case Buyer shall promptly remit to Sellers any such amounts that are not set off and applied against the Seller Notes pursuant to Section 9.06(b)(iii) above) (the “Final Determination Date”).

(d) Any Set-Off Amount set off by Buyer pursuant to this Section 9.06 shall be applied in the following priority:

(i) first, against the Seller Note in the original principal amount of $150,000,000 and with a tenor of five years after the Closing Date, until the outstanding principal amount under such Seller Note (after giving effect to all payments on such Seller Note and set-offs pursuant to this Section 9.06) has been reduced to zero; and

(ii) thereafter, against the Seller Note in the original principal amount of $100,000,000 and with a maturity date of December 15, 2010.

Section 9.07. Remedies Exclusive. From and after the Closing, absent fraud or intentional misconduct, Article 9 shall provide the sole and exclusive remedy (x) in the case of Buyer, for any Warranty Breaches or Covenant Breaches, and (y) in the case of Sellers, for any Buyer Warranty Breaches or Buyer Covenant Breaches.

ARTICLE 10
TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by mutual written agreement of Sellers and Buyer;

(b) by Sellers, on the one hand, or Buyer, on the other hand, if the Closing shall not have been consummated on or before November 15, 2009; provided that such date shall be automatically extended (but in no event beyond December 15, 2009) if and to the extent that the expiration date of the commitments under the Commitment Letter is extended to a later date; and provided, further that the party electing to terminate this Agreement is not in material breach of this Agreement at the time of such termination; or

(c) by Sellers, on the one hand, or Buyer, on the other hand, if consummation of the transactions contemplated hereby or the Restructuring Transactions would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 10.01(b) or 10.01(c) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
Attention:  General Counsel
Facsimile No.: (212) 463-5683

with copies (which shall not constitute notice) to:

Irene R. Miller
c/o Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
Attention:  General Counsel
Facsimile No.: (212) 463-5683

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention:  Joseph Rinaldi, Esq.
Facsimile No.: (212) 450-3800

if to Sellers, to:

Leonard Riggio
c/o Barnes & Noble, Inc.
122 Fifth Avenue
New York, NY 10011
Attention:  Leonard Riggio
Facsimile No.: (212) 366-5186

with a copy (which shall not constitute notice) to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Michael N. Rosen, Esq.
Facsimile No.: (212) 541-1400

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and the Seller Representative, or in the case of a waiver, by Buyer (if such waiver is to be effective against Buyer) or by the Seller Representative (if such waiver is to be effective against Sellers); provided, that any such amendment or waiver by Buyer shall require the approval of the Transaction Committee.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Sellers that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of Sellers that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 11.04. Seller Representative. Louise Riggio, by her execution and delivery of this Agreement, hereby irrevocably appoints Leonard Riggio as her agent and attorney-in-fact for all purposes under this Agreement (the “Seller Representative”), and consents to the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by Sellers or the Seller Representative hereunder or under any Ancillary Agreement. By the Seller Representative’s execution below, Leonard Riggio hereby accepts his appointment as Seller Representative hereunder. Buyer shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and any Ancillary Agreement to which a Seller is a party, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of a Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of a Seller by the Seller Representative, as fully binding upon such Seller.

Section 11.05. Expenses. Except as otherwise provided herein, (x) all costs and expenses incurred by Buyer in connection with this Agreement shall be borne by Buyer and (y) all costs and expenses incurred by Sellers, the Company or any of its Subsidiaries in connection with this Agreement (including in connection with the Restructuring Transactions) shall be borne by Sellers.

Section 11.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates at any time and (ii) after the Closing Date, to any Person; provided that no such transfer or assignment shall relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation (x) of any other party hereto or (y) due to Buyer.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR

RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 11.11. Entire Agreement. This Agreement and the Restructuring Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the state of New York or, to the extent that no such federal court has jurisdiction over such proceeding, in any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BARNES & NOBLE, INC.

By:	/s/ Joseph J. Lombardi
Name: Joseph J. Lombardi
Title: Chief Financial Officer

/s/ Leonard Riggio
Leonard Riggio

/s/ Louise Riggio
Louise Riggio

EXHIBIT A-1

FORM OF SENIOR SUBORDINATED SELLER NOTE

$100,000,000	________________, _____

1.           FOR VALUE RECEIVED, the undersigned, BARNES & NOBLE, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Leonard Riggio and Louise Riggio (each a “Payee”) the principal amount of One Hundred Million Dollars ($100,000,000) or, if less, the aggregate unpaid principal amount of this Note, on the Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to 8.0%.  Interest on this Note shall be due and payable in arrears in cash on each December 29 and June 30 of each calendar year, provided that if any such day is not a Business Day, payment shall be made on the immediately preceding Business Day. Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.

 2.           Prepayments.

(a)          Optional Prepayment.         Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4), the Issuer may, at any time prior to the Maturity Date and so long as such prepayment is not prohibited under the Senior Debt Documents, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day.  Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

 (b)         Change of Control Payment.         Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4):

(i)
upon a Change of Control, the Noteholder shall have the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest if any, to the date of repurchase, in accordance with the terms contemplated in clause (ii) below;

(ii)
within 10 Business Days following any Change of Control, the Issuer shall notify the Noteholder that a Change of Control has occurred. Such notice shall provide that the Noteholder has the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and set forth the proposed date of repurchase (which shall be a Business Day and shall in no event be earlier than 10 Business Days from the date of such notice (such date, the “Repurchase Date”));

(iii)
the Noteholder shall notify the Issuer of its election to tender the Note for purchase by the Issuer on the terms set forth in the notice by no later than 10 Business Days after receipt of such notice, which election shall be irrevocable and shall be in respect of not less than the entire Note. If the Noteholder shall not have informed the Issuer of its election at the expiration of such 10 Business Day period, the Noteholder shall be deemed conclusively not to have elected to tender the Note for purchase by the Issuer; and

(iv)
on the Repurchase Date, the Noteholder shall tender the Note to the Issuer against the deposit by the Issuer in the Noteholder’s account (which account shall be the same account as set forth in Section 1 above) of funds sufficient to pay the purchase price of the Note so tendered.  Upon repurchase of the Note by the Issuer pursuant to this Section 2(b), the Note shall be cancelled and all obligations of the Issuer thereunder shall be terminated.

3.           Other Payment Provisions.         Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest on this Note (including, without limitation, under Section 2 or Section 8 hereof) may be made, directly or indirectly to the Noteholder (and shall instead be paid over to the Senior Debt Agent under Section 4(b) to the extent permitted by applicable law), if:

(i)	the Issuer or its properties is subject to any Insolvency Proceeding;

(ii)	a payment default shall have occurred and be continuing with respect to any Senior Obligations; or

(iii)	a Payment Blockage Period shall have occurred and be continuing.

4.            Subordination Provisions.

(a)          Subordination.      Payment of this Note (including, without limitation, under Section 2 or Section 8 hereof) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the Senior Obligations to the extent and in the manner set forth herein, and this Note is hereby so subordinated as a claim against the Issuer or any of the assets of the Issuer, whether such claim be made (i) in the event of any Insolvency Proceeding, or (ii) other than in connection with an Insolvency Proceeding, prior to the Senior Obligations being Paid in Full.

2

(b)          Payment Over.     If the Noteholder shall receive any payment (including, without limitation, under Section 2 or Section 8 hereto)  in violation of the terms hereof, it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Senior Debt Agent, for application in accordance with the Senior Debt Documents.  In the event that any payment hereunder shall be due and, at such time, the Issuer shall be prohibited by the terms of this Note from making such payment to the Noteholder, the Issuer shall instead, to the extent permitted by applicable law, make such payment to the Senior Debt Agent to the extent the Senior Debt Obligations have not been Paid In Full.

(c)           Insolvency Proceedings; Acceleration of Senior Obligations.        (i)  In the event of any Insolvency Proceeding relative to the Issuer or any Guarantor or its properties or any acceleration of any Senior Obligations, then all of the Senior Obligations shall first be Paid in Full before the Noteholder may receive and retain any payment upon this Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the Senior Debt Agent to the extent of any unpaid Senior Obligations, unless and until all such Senior Obligations are Paid in Full, and the Noteholder hereby irrevocably authorizes the Senior Debt Agent, as attorney-in-fact for such Noteholder, to prove any claim in such proceedings on this Note, and to demand, sue for, collect and receive any such payment or distribution, and to apply such payment or distribution to the payment of the then unpaid Senior Obligations, and to take such other action (including acceptance or rejection of any plan of reorganization in any Insolvency Proceeding) in the name of such Noteholder or of the relevant Senior Creditors as the Senior Debt Agent may deem necessary or advisable for the enforcement of the provisions hereof.  The Noteholder shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments as may be requested by the Senior Debt Agent in order to accomplish the foregoing, but only with respect to such Noteholder’s capacity as a Noteholder hereunder and not in respect of any other relationship between such Noteholder and the Issuer.

(ii)           In the event that, notwithstanding the foregoing, upon any such Insolvency Proceeding, any payment or distribution of the assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Noteholder in respect of this Note before all Senior Obligations are Paid in Full, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Senior Debt Agent to the extent any Senior Obligations have not been Paid in Full after giving effect to any concurrent payment or distribution to the Senior Debt Agent.

(iii)           In the event of any Insolvency Proceeding against the Issuer or any Guarantor or any of their assets, the Noteholder hereby agrees not to contest and hereby waives any right to object to and expressly consents to (A) any post-petition financing of or use of cash collateral by Issuer or any Guarantor, to the extent approved or provided by the Senior Debt Agent, and the granting by Issuer or any Guarantor to Senior Debt Agent of senior liens and priorities in connection therewith and (B) any sale or other disposition of any property securing all of any part of the Senior Obligations free and clear of security interests, liens or other claims of Noteholder under Section 363 of the

3

Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Debt Agent has approved or consented to such sale or disposition.

 (d)         Standstill; Certain Other Agreements.      (i)  The Noteholder agrees that, until the earlier to occur of the Maturity Date or the date the Senior Obligations are Paid in Full (A) if a payment default shall have occurred and be continuing with respect to any Senior Obligations or a Payment Blockage Period shall have occurred and be continuing or if an Insolvency Proceeding shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of this Note and (B) it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Issuer or any Guarantor.

(ii)            The Noteholder further agrees (A) that it shall not request, seek, obtain or maintain any lien on or security interest in any property, tangible or intangible, of the Issuer or any Guarantor as security for payment of the obligation under this Note and that it shall not attach or levy or take any action against any property, tangible or intangible, of the Issuer or any Guarantor under any circumstances and (B) that it shall not take, nor consent to or acquiesce in the taking of, any action to set aside, challenge or otherwise dispute the existence, validity or priority of the Senior Obligations or the creation, attachment, validity, perfection, priority or continuation of any lien or security interest of the Senior Debt Agent or the Senior Creditors in any property, tangible or intangible, of the Issuer, any Guarantor or any of their Subsidiaries.

(iii)           The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the Noteholder, without incurring any responsibility to the Noteholder, and without impairing or releasing any of the rights of any of the Senior Creditors, or any of the obligations of the Noteholder:

(A)
change the amount (subject to Section 6(b)) or terms of or renew or extend any Senior Obligations or amend any Senior Debt Document, as the case may be, in any manner or enter into or amend in any manner any other agreement relating to any Senior Obligations;

(B)	sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged or subject to any lien to secure any Senior Obligations;

(C)	release anyone liable in any manner for the payment or collection of any Senior Obligations; and

(D)	exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other Person (including the Noteholder).

(e)           Certain Waivers.     (i)  The Noteholder hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof, and the Senior Obligations shall

4

conclusively be deemed to have been created, contracted, incurred and maintained in reliance upon the provisions hereof.

(ii)            The Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the Noteholder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(f)           Acknowledgement of Subordination and Payment Restrictions.      The subordination provisions contained herein and the provisions contained in Section 3 hereof are for the benefit of the Senior Debt Agent, Senior Creditors and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Senior Debt Agent. The Noteholder hereby expressly acknowledges and agrees to the subordination provisions and payment restrictions contained herein.

5.            Affirmative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a)          Information.  The Issuer shall deliver to the Noteholder:

(i)
[as soon as available, but in any event within 90 days after the end of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and related consolidated statements of income, operations, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous fiscal year and audited and accompanied by a report and opinion of a firm of independent public accountants of recognized national standing (without a “going concern” or  like qualification or exception and without any qualification or exception as to the scope of audit) as presenting fairly in all material respects, the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter and the related statements of operations, stockholders’ equity and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a

5

consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;][1]

(iii)
within 5 Business Days after the occurrence of any Default of which a Responsible Officer has obtained knowledge, a notice setting forth such Default and stating what action the Issuer has taken or proposes to take with respect thereto; and

(iv)
within 5 Business Days of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including the commencement of any material litigation or proceeding affecting the Issuer or any Material Subsidiary, a notice setting forth such event and actions taken (if any) with respect thereto.

(b)          Preservation of Existence, Etc.      The Issuer shall (i) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization except in a transaction permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in any material respect in the normal conduct of its business, except to the extent that failure to do so could not be reasonably be expected to have a Material Adverse Effect.

(c)          Maintenance of Properties.       The Issuer shall, and shall cause each of its Subsidiaries, to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)          Compliance with Law.      The Issuer shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (x) such requirement of law or order, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith could not be reasonable be expected to have a Material Adverse Effect.

(e)          Maintenance of Books and Records.      The Issuer shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Issuer or such Subsidiary, as the case may be.

6.            Negative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

 1 Delivery of financial statements to be conformed to comparable provisions of the Credit Agreement.

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(a)          Mergers and Consolidations.         The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).

(b)          Indebtedness.         (i)           The Issuer shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Issuer or any Subsidiary may Incur Indebtedness, if the Interest Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which financial statements shall have been delivered pursuant to Section 5(a) immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

(ii)           Notwithstanding Section 6(b)(i) above, the Issuer and the Subsidiaries may Incur the following Indebtedness:

(A)           Credit Facility Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000,000;

(B)            Guarantees by the Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Issuer or any of its Subsidiaries;

(C)            Indebtedness of the Issuer or any Subsidiary owing to the Issuer or any other Subsidiary;

(D)           Indebtedness in respect of Capitalized Leases and Indebtedness Incurred in financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets by the Issuer or any Subsidiary;

(E)            Indebtedness of the Issuer or any Subsidiary (I) assumed in connection with or (II) Incurred to finance, in each case, any acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person;

(F)            Indebtedness representing deferred compensation to employees of the Issuer and its Subsidiaries incurred in the ordinary course of business;

7

(G)            Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer (or any direct or indirect parent thereof);

(H)            Indebtedness Incurred by the Issuer or any Subsidiary in an acquisition, or any disposition of assets, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(I)             Indebtedness consisting of obligations of the Issuer and any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with (I) the transactions contemplated by the Stock Purchase Agreement, or (II) other acquisitions or dispositions of assets;

(J)             Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(K)            Indebtedness consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(L)            Indebtedness incurred by the Issuer or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(M)          obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(N)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (A) through (M) above and (O) through (R) below;

8

(O)           Guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(P)            Indebtedness Incurred in the ordinary course of business in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(Q)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in clauses (A) through (P) above; and

(R)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in Section 6(b)(i) above.

 (c)          Liens.      The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Pari Passu/Junior Indebtedness, without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Pari Passu/Junior Indebtedness or in the event such Pari Passu/Junior Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Pari Passu/Junior Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:

(A)	Liens existing on the date hereof;

(B)	Liens securing any Senior Obligations;

(C)
Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 120 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(D)
statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, so long as, in each case, such Liens arise in the ordinary course of business;

(E)
(I) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (II) pledges and deposits in the ordinary course of business securing liability for

9

reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(F)
deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(G)
Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(H)
easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the mortgaged property;

(I)	Liens arising from judgments or orders for the payment of money;

(J)	Liens securing Indebtedness permitted under Section 6(b)(ii)(D);

(K)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(L)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(M)
Liens (I) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (II) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (III) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of

10

set off) and that are within the general parameters customary in the banking industry;

(N)
Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(O)	Liens in favor of the Issuer or a Subsidiary securing Indebtedness permitted under Section 6(b)(ii)(C);

(P)
Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary and the Indebtedness secured thereby is permitted under Section 6(b)(ii)(D) or (E);

(Q)
any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any Subsidiary in the ordinary course of business;

(R)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;

(S)
Liens deemed to exist in connection with investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(T)
Liens that are contractual rights of setoff (I) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (II) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (III) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(U)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

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(V)
(I) Liens on the Equity Interests of any Subsidiary acquired pursuant to an acquisition to secure Indebtedness incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition and (II) Liens on the assets of such Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition;

(W)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(X)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(Y)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(Z)
any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(AA)
Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(BB)	landlords’ and lessors’ statutory Liens in respect of rent not in default;

(CC)	Liens in connection with any sale-leasebacks;

(DD)	other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $50,000,000; and

(EE)	the modification, replacement, renewal or extension of any Lien permitted under this Section 6(c).

(d)          Junior Subordinated Seller Note.        The Issuer shall not make, nor cause any of its Subsidiaries to make, any prepayment of any principal amount of the Junior Subordinated

12

Seller Note,  so long as any principal of or interest on this Note or any other amount payable hereunder remains unpaid.

7.            Events of Default.  The following are “Events of Default”:

(a)          The Issuer fails to pay any principal of this Note as and on the date when due and such failure shall continue unremedied for more than 5 days; or

(b)          The Issuer fails to pay any interest on this Note as and on the date when due; and such failure shall continue unremedied for more than 30 days; or

(c)          The Issuer fails to perform or observe any term, covenant or agreement contained in Section 6(a) hereof; or

(d)          The Issuer fails to perform or observe any other covenant or agreement (not specified above) contained in this Note on its part to be performed or observed and such failure continues for 60 days after written notice thereof shall have been given by the Noteholder to the Issuer; or

(e)          An event of default has occurred and is continuing under a Credit Facility with an outstanding principal amount in excess of $100,000,000 and the Senior Creditors thereunder have accelerated the Senior Obligations thereunder as a result thereof; provided, however, if any such acceleration of Senior Obligations has been rescinded, there shall no longer be any Event of Default under this Section 7(e) with respect to such acceleration; or

(f)           The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”).

Upon the occurrence of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder, including

13

all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

8.            Guaranty.

(a)          Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Issuer to the Noteholder under this Note (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Noteholder in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or the Issuer under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws (such obligations, the “Guaranteed Obligations” and such guaranty, the “Guaranty”).  Notwithstanding the foregoing, the liability of each Guarantor with respect to its Guaranteed Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any state law. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)          Rights of Noteholder.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Note. Each Guarantor consents and agrees that the Noteholder may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (i) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (ii) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (iii) apply such security and direct the order or manner of sale thereof as the Noteholder in its sole discretion may determine; and (iv) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such

14

Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

(c)          Certain Waivers.  Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Issuer or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Noteholder) of the liability of the Issuer; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Issuer; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to require the Noteholder to proceed against the Issuer, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Noteholder’s power whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by the Noteholder; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

(d)          Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full.  If any amounts are paid to such Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Noteholder and shall forthwith be paid to the Noteholder to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(e)          Termination; Reinstatement.  (i)       This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Issuer or any Guarantor is made, or the Noteholder exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Noteholder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Noteholder is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

(ii)          Notwithstanding Section 8(e)(i) above, if any Guarantor ceases to be a co-borrower or a guarantor  of the obligations under the Credit Agreement pursuant to the terms

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thereof, such Guarantor shall be automatically released from its Guaranty without any further action from the Noteholder.

(f)           Additional Guarantors.       To the extent that any Subsidiary shall become a co-borrower or a guarantor of the obligations under the Credit Agreement pursuant to the terms thereof, the Issuer will cause concurrently such Subsidiary to execute a joinder agreement in form and substance reasonably satisfactory to the Noteholder, whereupon such Subsidiary shall become a “Guarantor” as defined herein.

9.            Set-Off.    Notwithstanding any provision to the contrary herein, the parties hereto agree that any Set-Off Amount (as defined in the Stock Purchase Agreement) shall be applied to reduce this Note or the Junior Subordinated Seller Note in accordance with the provisions of Section 9.06(d) of the Stock Purchase Agreement.

10.          Successors and Assigns.       The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note (which assignment shall be in respect of not less than all of its obligations hereunder) to any other Person with the consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed,  provided that the Issuer shall have been offered the right of first refusal with respect to such assignment (other than any assignment as collateral security for Indebtedness) for a period of 30 days and the Issuer shall have elected not to exercise such right upon the earlier to occur of such election or the expiry of such 30 day period, and provided further that, in no event shall the Issuer be required to consent to a potential assignee that has been determined by the majority of the directors of the board of directors unaffiliated with the Noteholder to be an “Adverse Person”.

11.          Definitions.      As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et.seq.

“Company” has the meaning set forth in Section 1.

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“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed in New York, New York.

“Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror”), other than an Excluded Person, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully-diluted basis (a “Control Interest”); provided that no Change of Control shall be deemed to have occurred if (i) the Acquiror acquires or has acquired any Issuer Voting Securities directly or indirectly from any Payee Party or any Affiliate of a Payee Party at any time from and after the date hereof or (ii) the Acquiror has entered into any agreement, arrangement or understanding (whether written or oral) in connection with the acquisition, disposition or voting of, or any other matter relating to, any of the Issuer Voting Securities held by any Payee Party or Affiliate thereof (unless, in the case of clause (i) only, the Acquiror acquires such Control Interest pursuant to a transaction in which the Acquiror offered to acquire all outstanding Issuer Voting Securities, so long as all holders of Issuer Voting Securities received identical consideration in such transaction).

“Consolidated EBITDA” means [ to conform to Credit Agreement ].

“Consolidated Net Income” means [ to conform to Credit Agreement ].

“Consolidated Total Interest Expense” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expense) on all Indebtedness of the Issuer and the Subsidiaries on a consolidated basis (including outstanding letters of credit), paid or required to be paid during such period, all as determined in accordance with GAAP, together with the portion of rent expense of the Issuer and its Subsidiaries with respect to such period under Capitalized Leases that would be treated as interest under GAAP.

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“Credit Agreement” means that certain Credit Agreement, dated as of October [___], 2009 (together with all exhibits and schedules thereto and as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among the Company, as a borrower, certain subsidiaries of the Company, as designated co-borrowers, Bank of America, N.A., as administrative agent and the other financial institutions party thereto.

“Credit Facilities” means (i) one or more debt facilities (including without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, and (ii) any notes, bonds or other instruments issued and sold in a public offering, Rule 144A or other private transaction (together with related indentures, note purchase agreements or similar agreements), in each case as to clauses (i) and (ii), (A) as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part form time to time and (B) excluding Pari Passu/Junior Indebtedness.

“Credit Facility Indebtedness” means, collectively, the Indebtedness of the Borrower and its Subsidiaries under any Credit Facility, including any “Obligations” under, and as defined in, the Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” mean lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Indebtedness” means Permitted Indebtedness constituting (a) Indebtedness pursuant to Section 6(b)(ii)(C) or (b) Pari Passu/Junior Indebtedness.

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“Excluded Person” means (a) each Payee, his or her lineal descendants, members of his or her immediate family and trusts for the benefit of any such individuals or the executor or administrator of the estate or legal representative of any such individuals or any Affiliate of any of the foregoing (the “Payee Parties”) or (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that includes one or more Payee Parties.

“Events of Default” has the meaning specified in Section 7.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Guaranteed Obligations” has the meaning specified in Section 8(a).

“Guarantors” means the Initial Guarantors and each Subsidiary who becomes or is required to become a Guarantor pursuant to Section 8(f).

“Guaranty” has the meaning specified in Section 8(a).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

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“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person on which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, and (h) all obligations under Capitalized Leases.

“Initial Guarantors” shall mean the Subsidiaries that are co-borrowers or guarantors on the date hereof under the Credit Agreement.

“Insolvency Proceedings” has the meaning specified in Section 7(e).

“Interest Charge Coverage Ratio” means, as of the last day of any fiscal quarter of the Issuer, the ratio of (a) Consolidated EBITDA for the four fiscal quarters ending on such date to (b) Consolidated Total Interest Expense for such four fiscal quarters.

“Issuer” shall mean the Company and its permitted successors and assigns.

“Junior Subordinated Seller Note” means that certain Junior Subordinated Seller Note dated October [___], 2009 made by the Issuer and payable to the order of the Payee(s).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-

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X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).

“Maturity Date” means December 15, 2010.

“Note” means this Senior Subordinated Seller Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and his permitted successors and assigns.

“Paid in Full” means with respect to Senior Obligations, the payment in full in cash and other satisfaction in full of such obligations in accordance with the terms of the applicable Senior Debt Document.

“Pari Passu/Junior Indebtedness” means Indebtedness which is expressed to be pari passu or subordinated to this Note (which, for the avoidance of doubt, shall include the Junior Subordinated Seller Note).

“Payee” has the meaning set forth in Section 1.

“Payee Parties” has the meaning set forth in the definition of “Excluded Person”.

“Payment Blockage Notice” means a notice by the Senior Debt Agent (a) stating that one or more defaults shall have occurred and be continuing under the applicable Senior Debt Document (and listing such default(s) in reasonable detail), and (b) directing that all payments under this Note be subject to Section 4(b).

“Payment Blockage Period” means the period commencing from the receipt by the Issuer or the Noteholder of a Payment Blockage Notice and ending on the earliest to occur of (a) the date on which the default(s) listed in such Payment Blockage Notice shall have been cured or waived in accordance with the terms of the Senior Debt Documents, (b) if arising as a result of any default other than a payment default, 180 days from the commencement of such period, or (c) the revocation, withdrawal or termination of such Payment Blockage Notice by the Senior Debt Agent.

“Permitted Indebtedness” means Indebtedness permitted by Section 6(b).

“Permitted Merger”  has the meaning specified in Section 6(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Repurchase Date” has the meaning specified in Section 2(b)(ii).

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“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president-finance, vice president-corporate finance, treasurer, assistant treasurer, controller or assistant controller of the Issuer.

“Senior Creditors” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the holders of Senior Obligations that have entered into an intercreditor agreement or arrangement acceptable to the Administrative Agent (as defined in the Credit Agreement) with the Administrative Agent and (b) otherwise, the holders of the Senior Obligations.

“Senior Debt Agent” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the “Administrative Agent” as defined in the Credit Agreement and (b) otherwise, the holders of a majority of the Senior Obligations outstanding under the Credit Facilities or their respective representative or agent.

“Senior Debt Documents” means collectively, (a) the “Loan Documents” as defined in the Credit Agreement and (b) such other documents evidencing the Senior Obligations.

“Senior Obligations” means, collectively, (a) the Credit Facility Indebtedness of the Issuer or any Guarantor, (b) any Cash Management Obligations of the Issuer or any Guarantor, (c)  all obligations of the Issuer or any Guarantor under any Hedging Agreement, (d) all obligations, contingent or otherwise, of the Issuer or any Guarantor as an account party in respect of letters of credit and letters of guaranty, (e) all obligations, contingent or otherwise, of the Issuer or any Guarantor in respect of bankers’ acceptances and (f) all obligations of the Issuer or any Guarantor as obligor in respect of Permitted Indebtedness other than Excluded Indebtedness.

“Set-Off Amount” has the meaning specified in Section 9.

“Stock Purchase Agreement” means that stock purchase agreement dated August 7, 2009 among the Company and the Payees relating to the purchase and sale of 100% of the capital stock of Barnes & Noble College Booksellers, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.

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12.           Miscellaneous.

(a)           All financial computations required under this Note shall be made, and all financial information required under this Note shall be prepared, in accordance with GAAP as in  effect from time to time consistently applied.

(b)           No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer or any Guarantor shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c)           Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party.  All notices and other communications shall be effective upon receipt.

(d)           If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)           THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH

23

PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(g)          THE ISSUER, EACH GUARANTOR AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)          THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BARNES & NOBLE, INC.

By
Name
Title

[GUARANTORS]

By
Name
Title

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EXHIBIT A-2

FORM OF JUNIOR SUBORDINATED SELLER NOTE

$150,000,000	________________, _____

1.            FOR VALUE RECEIVED, the undersigned, BARNES & NOBLE, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of Leonard Riggio and Louise Riggio (each a “Payee”) the principal amount of One Hundred and Fifty Million Dollars ($150,000,000) or, if less, the aggregate unpaid principal amount of this Note, on the Maturity Date (or, if such day is not a Business Day, on the immediately preceding Business Day), subject to the provisions herein. The Issuer further promises to pay interest on the unpaid principal amount of this Note from time to time at a rate per annum equal to 10.0%.  Interest on this Note shall be due and payable in arrears in cash on each December 29 and June 30 of each calendar year, provided that if any such day is not a Business Day, payment shall be made on the immediately preceding Business Day. Payments of principal hereof and interest hereon shall be made in Dollars in immediately available funds to such account of the Noteholder located in New York, New York, as the Noteholder may designate in writing to the Issuer.

 2.           Prepayments.

(a)          Optional Prepayment.  Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4), the Issuer may, at any time prior to the Maturity Date and so long as such prepayment is not prohibited under the Senior Debt Documents, prepay the principal amount of this Note, in whole or in part, without penalty or premium, on any Business Day; provided that the Issuer may not prepay the Note, in whole or in part, so long as any principal of or interest on the Senior Subordinated Seller Note or any other amount payable thereunder remains unpaid.  Prepayments of this Note must be accompanied by payment of accrued and unpaid interest on the principal amount prepaid to and including the date of payment.

 (b)         Change of Control Payment.  Subject to the provisions herein (including, without limitation, the restrictions on payment contained in Section 3 and the subordination provisions contained in Section 4):

(i)
upon a Change of Control, the Noteholder shall have the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest if any, to the date of repurchase, in accordance with the terms contemplated in clause (ii) below;

(ii)	within 10 Business Days following any Change of Control, the Issuer shall notify the Noteholder that a Change of Control has occurred. Such notice shall provide that the Noteholder has the right to require the Issuer to repurchase this Note at a repurchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and set forth the proposed date of repurchase (which shall be a Business Day and shall in no event be earlier than 10 Business Days from the date of such notice (such date, the “Repurchase Date”));

(iii)
the Noteholder shall notify the Issuer of its election to tender the Note for purchase by the Issuer on the terms set forth in the notice by no later than 10 Business Days after receipt of such notice, which election shall be irrevocable and shall be in respect of not less than the entire Note. If the Noteholder shall not have informed the Issuer of its election at the expiration of such 10 Business Day period, the Noteholder shall be deemed conclusively not to have elected to tender the Note for purchase by the Issuer; and

(iv)
on the Repurchase Date, the Noteholder shall tender the Note to the Issuer against the deposit by the Issuer in the Noteholder’s account (which account shall be the same account as set forth in Section 1 above) of funds sufficient to pay the purchase price of the Note so tendered.  Upon repurchase of the Note by the Issuer pursuant to this Section 2(b), the Note shall be cancelled and all obligations of the Issuer thereunder shall be terminated.

3.            Other Payment Provisions.   Notwithstanding anything to the contrary herein, no payment or prepayment of principal of or interest on this Note (including, without limitation, under Section 2 or Section 8 hereof) may be made, directly or indirectly to the Noteholder (and shall instead be paid over to the Senior Debt Agent under Section 4(b) to the extent permitted by applicable law), if:

(i)	the Issuer or its properties is subject to any Insolvency Proceeding;

(ii)	a payment default shall have occurred and be continuing with respect to any Senior Obligations; or

(iii)	a Payment Blockage Period shall have occurred and be continuing.

4.            Subordination Provisions.

(a)          Subordination.       Payment of this Note (including, without limitation, under Section 2 or Section 8 hereof) is and shall be expressly subordinate and junior in right of payment to the prior payment in full in cash of the Senior Obligations to the extent and in the manner set forth herein, and this Note is hereby so subordinated as a claim against the Issuer or any of the assets of the Issuer, whether such claim be made (i) in the event of any Insolvency

2

Proceeding, or (ii) other than in connection with an Insolvency Proceeding, prior to the Senior Obligations being Paid in Full.

(b)          Payment Over.      If the Noteholder shall receive any payment (including, without limitation, under Section 2 or Section 8 hereto)  in violation of the terms hereof, it shall hold such payment in trust for the benefit of the Senior Creditors and forthwith pay it over to the Senior Debt Agent, for application in accordance with the Senior Debt Documents.  In the event that any payment hereunder shall be due and, at such time, the Issuer shall be prohibited by the terms of this Note from making such payment to the Noteholder, the Issuer shall instead, to the extent permitted by applicable law, make such payment to the Senior Debt Agent to the extent the Senior Debt Obligations have not been Paid In Full.

(c)          Insolvency Proceedings; Acceleration of Senior Obligations.         (i)  In the event of any Insolvency Proceeding relative to the Issuer or any Guarantor or its properties or any acceleration of any Senior Obligations, then all of the Senior Obligations shall first be Paid in Full before the Noteholder may receive and retain any payment upon this Note, and in any such proceedings any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in respect of this Note shall be paid or delivered directly to the Senior Debt Agent to the extent of any unpaid Senior Obligations, unless and until all such Senior Obligations are Paid in Full, and the Noteholder hereby irrevocably authorizes the Senior Debt Agent, as attorney-in-fact for such Noteholder, to prove any claim in such proceedings on this Note, and to demand, sue for, collect and receive any such payment or distribution, and to apply such payment or distribution to the payment of the then unpaid Senior Obligations, and to take such other action (including acceptance or rejection of any plan of reorganization in any Insolvency Proceeding) in the name of such Noteholder or of the relevant Senior Creditors as the Senior Debt Agent may deem necessary or advisable for the enforcement of the provisions hereof.  The Noteholder shall execute and deliver such other and further powers of attorney, assignments, proofs of claim or other instruments as may be requested by the Senior Debt Agent in order to accomplish the foregoing, but only with respect to such Noteholder’s capacity as a Noteholder hereunder and not in respect of any other relationship between such Noteholder and the Issuer.

(ii)            In the event that, notwithstanding the foregoing, upon any such Insolvency Proceeding, any payment or distribution of the assets of the Issuer of any kind or character, whether in cash, property or securities, shall be received by the Noteholder in respect of this Note before all Senior Obligations are Paid in Full, such payment or distribution shall be held in trust for the Senior Creditors and shall forthwith be paid over to the Senior Debt Agent to the extent any Senior Obligations have not been Paid in Full after giving effect to any concurrent payment or distribution to the Senior Debt Agent.

(iii)           In the event of any Insolvency Proceeding against the Issuer or any Guarantor or any of their assets, the Noteholder hereby agrees not to contest and hereby waives any right to object to and expressly consents to (A) any post-petition financing of or use of cash collateral by Issuer or any Guarantor, to the extent approved or provided by the Senior Debt Agent, and the granting by Issuer or any Guarantor to Senior Debt

3

Agent of senior liens and priorities in connection therewith and (B) any sale or other disposition of any property securing all of any part of the Senior Obligations free and clear of security interests, liens or other claims of Noteholder under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Senior Debt Agent has approved or consented to such sale or disposition.

 (d)         Standstill; Certain Other Agreements.      (i)  The Noteholder agrees that, until the earlier to occur of the Maturity Date or the date the Senior Obligations are Paid in Full (A) if a payment default shall have occurred and be continuing with respect to any Senior Obligations or a Payment Blockage Period shall have occurred and be continuing or if an Insolvency Proceeding shall have commenced, it will not take, demand or receive, or take any action to accelerate or collect, any payment of all or any part of this Note and (B) it will not file, join in or facilitate any petition or proceeding seeking the involuntary bankruptcy of the Issuer or any Guarantor.

(ii)            The Noteholder further agrees (A) that it shall not request, seek, obtain or maintain any lien on or security interest in any property, tangible or intangible, of the Issuer or any Guarantor as security for payment of the obligation under this Note and that it shall not attach or levy or take any action against any property, tangible or intangible, of the Issuer or any Guarantor under any circumstances and (B) that it shall not take, nor consent to or acquiesce in the taking of, any action to set aside, challenge or otherwise dispute the existence, validity or priority of the Senior Obligations or the creation, attachment, validity, perfection, priority or continuation of any lien or security interest of the Senior Debt Agent or the Senior Creditors in any property, tangible or intangible, of the Issuer, any Guarantor or any of their Subsidiaries.

(iii)           The Senior Creditors, or any of them, may, at any time and from time to time, without the consent of or notice to the Noteholder, without incurring any responsibility to the Noteholder, and without impairing or releasing any of the rights of any of the Senior Creditors, or any of the obligations of the Noteholder:

(A)
change the amount (subject to Section 6(b)) or terms of or renew or extend any Senior Obligations or amend any Senior Debt Document, as the case may be, in any manner or enter into or amend in any manner any other agreement relating to any Senior Obligations;

(B)	sell, exchange, release or otherwise deal with any property at any time pledged or mortgaged or subject to any lien to secure any Senior Obligations;

(C)	release anyone liable in any manner for the payment or collection of any Senior Obligations; and

(D)	exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other Person (including the Noteholder).

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(e)           Certain Waivers.      (i)  The Noteholder hereby waives notice of or proof of reliance by any Senior Creditor upon the provisions hereof, and the Senior Obligations shall conclusively be deemed to have been created, contracted, incurred and maintained in reliance upon the provisions hereof.

(ii)            The Issuer hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the Noteholder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

(f)           Acknowledgement of Subordination and Payment Restrictions.       The subordination provisions contained herein and the provisions contained in Section 3 hereof are for the benefit of the Senior Debt Agent, Senior Creditors and their respective successors and assigns and may not be rescinded or cancelled or modified in any way without the prior written consent of the Senior Debt Agent. The Noteholder hereby expressly acknowledges and agrees to the subordination provisions and payment restrictions contained herein.

5.            Affirmative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

(a)          Information.  The Issuer shall deliver to the Noteholder:

(i)
[as soon as available, but in any event within 90 days after the end of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal year, and related consolidated statements of income, operations, shareholders’ equity and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, setting forth in each case in comparative form the figures for the previous fiscal year and audited and accompanied by a report and opinion of a firm of independent public accountants of recognized national standing (without a “going concern” or  like qualification or exception and without any qualification or exception as to the scope of audit) as presenting fairly in all material respects, the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a consolidated basis in accordance with GAAP;

(ii)
within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, a consolidated balance sheet of the Issuer and its Subsidiaries as at the end of such fiscal quarter and the related statements of operations, stockholders’ equity and cash flows for such fiscal quarter and for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer as presenting fairly in all material respects the financial position, results of operations and cash flows of the Issuer and its Subsidiaries on a

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consolidated basis in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;][1]

(iii)
within 5 Business Days after the occurrence of any Default of which a Responsible Officer has obtained knowledge, a notice setting forth such Default and stating what action the Issuer has taken or proposes to take with respect thereto; and

(iv)
within 5 Business Days of the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including the commencement of any material litigation or proceeding affecting the Issuer or any Material Subsidiary, a notice setting forth such event and actions taken (if any) with respect thereto.

(b)          Preservation of Existence, Etc.  The Issuer shall (i) preserve, renew and maintain in full force and effect its legal existence under the laws of the jurisdiction of its organization except in a transaction permitted hereunder and (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in any material respect in the normal conduct of its business, except to the extent that failure to do so could not be reasonably be expected to have a Material Adverse Effect.

(c)          Maintenance of Properties.  The Issuer shall, and shall cause each of its Subsidiaries, to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d)          Compliance with Law.   The Issuer shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (x) such requirement of law or order, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) the failure to comply therewith could not be reasonable be expected to have a Material Adverse Effect.

(e)          Maintenance of Books and Records.  The Issuer shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Issuer or such Subsidiary, as the case may be.

6.            Negative Covenants.  So long as any principal of and interest on this Note or any other amount payable hereunder remains unpaid or unsatisfied:

1 Delivery of financial statements to be conformed to comparable provisions of the Credit Agreement.

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(a)          Mergers and Consolidations.   The Issuer shall not merge or consolidate with or into any Person or sell all or substantially all of its assets, except that so long as both prior to and subsequent to such merger or consolidation, no Event of Default has occurred and is continuing, the Issuer may merge or consolidate with any Person, provided that (x) the Issuer shall be the continuing or surviving Person or (y) if the Issuer shall not be the surviving Person, such surviving Person shall have assumed the obligations of the Issuer hereunder pursuant to documentation in form and substance reasonably satisfactory to the Noteholder (each such merger or consolidation, a “Permitted Merger”).

(b)          Indebtedness.   (i)           The Issuer shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Issuer or any Subsidiary may Incur Indebtedness, if the Interest Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which financial statements shall have been delivered pursuant to Section 5(a) immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred at the beginning of such four-quarter period.

(ii)	Notwithstanding Section 6(b)(i) above, the Issuer and the Subsidiaries may Incur the following Indebtedness:

(A)           Credit Facility Indebtedness in an aggregate outstanding principal amount not to exceed $2,000,000,000;

(B)            Guarantees by the Issuer and its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Issuer or any of its Subsidiaries;

(C)            Indebtedness of the Issuer or any Subsidiary owing to the Issuer or any other Subsidiary;

(D)            Indebtedness in respect of Capitalized Leases and Indebtedness Incurred in financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets by the Issuer or any Subsidiary;

(E)            Indebtedness of the Issuer or any Subsidiary (I) assumed in connection with or (II) Incurred to finance, in each case, any acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person;

(F)            Indebtedness representing deferred compensation to employees of the Issuer and its Subsidiaries incurred in the ordinary course of business;

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(G)            Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer (or any direct or indirect parent thereof);

(H)            Indebtedness Incurred by the Issuer or any Subsidiary in an acquisition, or any disposition of assets, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(I)             Indebtedness consisting of obligations of the Issuer and any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with (I) the transactions contemplated by the Stock Purchase Agreement, or (II) other acquisitions or dispositions of assets;

(J)            Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(K)           Indebtedness consisting of (I) the financing of insurance premiums or (II) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(L)            Indebtedness incurred by the Issuer or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business or consistent with past practice, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(M)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(N)           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (A) through (M) above and (O) through (R) below;

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(O)           Guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees;

(P)            Indebtedness Incurred in the ordinary course of business in respect of obligations of the Issuer or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(Q)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in clauses (A) through (P) above; and

(R)           Indebtedness resulting from the refinancing, refunding, replacement, renewal or extension of Indebtedness described in Section 6(b)(i) above.

 (c)          Liens.    The Issuer shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired to secure Pari Passu/Junior Indebtedness, without making, or causing such Subsidiary to make effective provision for securing this Note equally and ratably with such Pari Passu/Junior Indebtedness or in the event such Pari Passu/Junior Indebtedness is subordinate in right of payment to this Note, prior to such Indebtedness, as to such property or assets for so long as such Pari Passu/Junior Indebtedness shall be secured. The foregoing restrictions shall not apply to the following Liens:

(A)	Liens existing on the date hereof;

(B)	Liens securing any Senior Obligations;

(C)
Liens for taxes, assessments or governmental charges that are not overdue for a period of more than 120 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(D)
statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business, so long as, in each case, such Liens arise in the ordinary course of business;

(E)
(I) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (II) pledges and deposits in the ordinary course of business securing liability for

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reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(F)
deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(G)
Liens securing Cash Management Obligations, Hedging Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any guarantees thereof;

(H)
easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and any exception on the title policies issued in connection with the mortgaged property;

(I)	Liens arising from judgments or orders for the payment of money;

(J)	Liens securing Indebtedness permitted under Section 6(b)(ii)(D);

(K)	leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(L)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(M)
Liens (I) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, (II) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (III) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of

10

set off) and that are within the general parameters customary in the banking industry;

(N)
Liens (I) on cash advances in favor of the seller of any property to be acquired in an investment to be applied against the purchase price for such investment or (II) consisting of an agreement to dispose of any property;

(O)	Liens in favor of the Issuer or a Subsidiary securing Indebtedness permitted under Section 6(b)(ii)(C);

(P)
Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary and the Indebtedness secured thereby is permitted under Section 6(b)(ii)(D) or (E);

(Q)
any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Issuer or any Subsidiary in the ordinary course of business;

(R)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;

(S)
Liens deemed to exist in connection with investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(T)
Liens that are contractual rights of setoff (I) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (II) relating to pooled deposit or sweep accounts of the Issuer or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Subsidiaries or (III) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Subsidiaries in the ordinary course of business;

(U)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

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(V)
(I) Liens on the Equity Interests of any Subsidiary acquired pursuant to an acquisition to secure Indebtedness incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition and (II) Liens on the assets of such Subsidiary and any of its Subsidiaries to secure Indebtedness (or to secure a Guarantee of such Indebtedness) incurred pursuant to Section 6(b)(ii)(E) in connection with such acquisition;

(W)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(X)	Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(Y)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(Z)
any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(AA)
Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(BB)	landlords’ and lessors’ statutory Liens in respect of rent not in default;

(CC)	Liens in connection with any sale-leasebacks;

(DD)	other Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed $50,000,000; and

(EE)	the modification, replacement, renewal or extension of any Lien permitted under this Section 6(c).

7.	Events of Default. The following are “Events of Default”:

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(a)          The Issuer fails to pay any principal of this Note as and on the date when due and such failure shall continue unremedied for more than 5 days; or

(b)          The Issuer fails to pay any interest on this Note as and on the date when due; and such failure shall continue unremedied for more than 30 days; or

(c)          The Issuer fails to perform or observe any term, covenant or agreement contained in Section 6(a) hereof; or

(d)          The Issuer fails to perform or observe any other covenant or agreement (not specified above) contained in this Note on its part to be performed or observed and such failure continues for 60 days after written notice thereof shall have been given by the Noteholder to the Issuer; or

(e)          An event of default has occurred and is continuing under a Credit Facility with an outstanding principal amount in excess of $100,000,000 and the Senior Creditors thereunder have accelerated the Senior Obligations thereunder as a result thereof; provided, however, if any such acceleration of Senior Obligations has been rescinded, there shall no longer be any Event of Default under this Section 7(e) with respect to such acceleration; or

(f)           The Issuer or any Material Subsidiary institutes any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered, or consented to by such Person, in any such proceeding or an order for the liquidation of any such Person is entered in any such proceeding or any such Person admits in writing its inability to pay its debts generally as they become due (such proceedings collectively, the “Insolvency Proceedings”).

Upon the occurrence of an Event of Default, the Noteholder may declare all sums outstanding hereunder, including all interest thereon, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer under the Bankruptcy Code, all sums outstanding hereunder, including all interest thereon, shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

8.            Guaranty.

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(a)          Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Issuer to the Noteholder under this Note (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Noteholder in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or the Issuer under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Issuer of any proceeding under any Debtor Relief Laws (such obligations, the “Guaranteed Obligations” and such guaranty, the “Guaranty”).  Notwithstanding the foregoing, the liability of each Guarantor with respect to its Guaranteed Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provision of any state law. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)          Rights of Noteholder.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Note. Each Guarantor consents and agrees that the Noteholder may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (i) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (ii) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (iii) apply such security and direct the order or manner of sale thereof as the Noteholder in its sole discretion may determine; and (iv) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

(c)           Certain Waivers.  Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Issuer or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Noteholder) of the liability of the Issuer;

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(ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Issuer; (iii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (iv) any right to require the Noteholder to proceed against the Issuer, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Noteholder’s power whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by the Noteholder; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

(d)          Subrogation.  Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full.  If any amounts are paid to such Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Noteholder and shall forthwith be paid to the Noteholder to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(e)           Termination; Reinstatement.  (i)  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Issuer or any Guarantor is made, or the Noteholder exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Noteholder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Noteholder is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

(ii)           Notwithstanding Section 8(e)(i) above, if any Guarantor ceases to be a co-borrower or a guarantor  of the obligations under the Credit Agreement pursuant to the terms thereof, such Guarantor shall be automatically released from its Guaranty without any further action from the Noteholder.

(f)           Additional Guarantors.  To the extent that any Subsidiary shall become a co-borrower or a guarantor of the obligations under the Credit Agreement pursuant to the terms thereof, the Issuer will cause concurrently such Subsidiary to execute a joinder agreement in

15

form and substance reasonably satisfactory to the Noteholder, whereupon such Subsidiary shall become a “Guarantor” as defined herein.

9.            Set-Off.    Notwithstanding any provision to the contrary herein, the parties hereto agree that any Set-Off Amount (as defined in the Stock Purchase Agreement) shall be applied to reduce this Note or the Senior Subordinated Seller Note in accordance with the provisions of Section 9.06(d) of the Stock Purchase Agreement.

10.          Successors and Assigns.    The provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Issuer nor any Guarantor may assign its rights and obligations under this Note other than pursuant to a Permitted Merger. The Noteholder may at any time assign its rights and obligations under this Note (which assignment shall be in respect of not less than all of its obligations hereunder) to any other Person with the consent of the Issuer, which consent shall not be unreasonably withheld, conditioned or delayed,  provided that the Issuer shall have been offered the right of first refusal with respect to such assignment (other than any assignment as collateral security for Indebtedness) for a period of 30 days and the Issuer shall have elected not to exercise such right upon the earlier to occur of such election or the expiry of such 30 day period, and provided further that, in no event shall the Issuer be required to consent to a potential assignee that has been determined by the majority of the directors of the board of directors unaffiliated with the Noteholder to be an “Adverse Person”.

11.          Definitions.     As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as codified as 11 U.S.C. Section 101 et.seq.

“Company” has the meaning set forth in Section 1.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed in New York, New York.

“Capitalized Lease” means a lease under which the Issuer or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

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“Cash Management Obligations” means any obligations of the Issuer or any Subsidiary in respect of overdrafts and related liabilities arising from treasury, depository or cash management services.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (any such person or group, an “Acquiror”), other than an Excluded Person, becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 40% or more of the equity securities of the Issuer entitled to vote for members of the board of directors or equivalent governing body of the Issuer (“Issuer Voting Securities”) on a fully-diluted basis (a “Control Interest”); provided that no Change of Control shall be deemed to have occurred if (i) the Acquiror acquires or has acquired any Issuer Voting Securities directly or indirectly from any Payee Party or any Affiliate of a Payee Party at any time from and after the date hereof or (ii) the Acquiror has entered into any agreement, arrangement or understanding (whether written or oral) in connection with the acquisition, disposition or voting of, or any other matter relating to, any of the Issuer Voting Securities held by any Payee Party or Affiliate thereof (unless, in the case of clause (i) only, the Acquiror acquires such Control Interest pursuant to a transaction in which the Acquiror offered to acquire all outstanding Issuer Voting Securities, so long as all holders of Issuer Voting Securities received identical consideration in such transaction).

“Consolidated EBITDA” means [ to conform to Credit Agreement ].

“Consolidated Net Income” means [ to conform to Credit Agreement ].

“Consolidated Total Interest Expense” means, for any period, for the Issuer and its Subsidiaries on a consolidated basis, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expense) on all Indebtedness of the Issuer and the Subsidiaries on a consolidated basis (including outstanding letters of credit), paid or required to be paid during such period, all as determined in accordance with GAAP, together with the portion of rent expense of the Issuer and its Subsidiaries with respect to such period under Capitalized Leases that would be treated as interest under GAAP.

“Credit Agreement” means that certain Credit Agreement, dated as of October [___], 2009 (together with all exhibits and schedules thereto and as amended, restated, amended and restated, extended, replaced, refinanced, supplemented or otherwise modified in writing from time to time) among the Company, as a borrower, certain subsidiaries of the Company, as designated co-borrowers, Bank of America, N.A., as administrative agent and the other financial institutions party thereto.

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“Credit Facilities” means (i) one or more debt facilities (including without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, and (ii) any notes, bonds or other instruments issued and sold in a public offering, Rule 144A or other private transaction (together with related indentures, note purchase agreements or similar agreements), in each case as to clauses (i) and (ii), (A) as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part form time to time and (B) excluding Pari Passu/Junior Indebtedness.

“Credit Facility Indebtedness” means, collectively, the Indebtedness of the Borrower and its Subsidiaries under any Credit Facility, including any “Obligations” under, and as defined in, the Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollar” mean lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Excluded Indebtedness” means Permitted Indebtedness constituting (a) Indebtedness pursuant to Section 6(b)(ii)(C) or (b) Pari Passu/Junior Indebtedness.

“Excluded Person” means (a) each Payee, his or her lineal descendants, members of his or her immediate family and trusts for the benefit of any such individuals or the executor or administrator of the estate or legal representative of any such individuals or any Affiliate of any of the foregoing (the “Payee Parties”) or (b) any “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that includes one or more Payee Parties.

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“Events of Default” has the meaning specified in Section 7.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation.

“Guaranteed Obligations” has the meaning specified in Section 8(a).

“Guarantors” means the Initial Guarantors and each Subsidiary who becomes or is required to become a Guarantor pursuant to Section 8(f).

“Guaranty” has the meaning specified in Section 8(a).

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing).

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“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person on which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, and (h) all obligations under Capitalized Leases.

“Initial Guarantors” shall mean the Subsidiaries that are co-borrowers or guarantors on the date hereof under the Credit Agreement.

“Insolvency Proceedings” has the meaning specified in Section 7(e).

“Interest Charge Coverage Ratio” means, as of the last day of any fiscal quarter of the Issuer, the ratio of (a) Consolidated EBITDA for the four fiscal quarters ending on such date to (b) Consolidated Total Interest Expense for such four fiscal quarters.

“Issuer” shall mean the Company and its permitted successors and assigns.

 “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the Issuer and its Subsidiaries, taken as a whole.

“Material Subsidiary” means any Subsidiary of the Company which at the date of determination is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934 (as such Regulation is in effect on the date hereof).

“Maturity Date” means [October [___], 2014]2.

2 To be dated the 5th anniversary of the closing date.

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“Note” means this Junior Subordinated Seller Note, as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

“Noteholder” means the Payee and his permitted successors and assigns.

“Paid in Full” means with respect to Senior Obligations, the payment in full in cash and other satisfaction in full of such obligations in accordance with the terms of the applicable Senior Debt Document.

“Pari Passu/Junior Indebtedness” means Indebtedness which is expressed to be pari passu or subordinated to this Note.

“Payee” has the meaning set forth in Section 1.

“Payee Parties” has the meaning set forth in the definition of “Excluded Person”.

“Payment Blockage Notice” means a notice by the Senior Debt Agent (a) stating that one or more defaults shall have occurred and be continuing under the applicable Senior Debt Document (and listing such default(s) in reasonable detail), and (b) directing that all payments under this Note be subject to Section 4(b).

“Payment Blockage Period” means the period commencing from the receipt by the Issuer or the Noteholder of a Payment Blockage Notice and ending on the earliest to occur of (a) the date on which the default(s) listed in such Payment Blockage Notice shall have been cured or waived in accordance with the terms of the Senior Debt Documents, (b) if arising as a result of any default other than a payment default, 180 days from the commencement of such period, or (c) the revocation, withdrawal or termination of such Payment Blockage Notice by the Senior Debt Agent.

“Permitted Indebtedness” means Indebtedness permitted by Section 6(b).

“Permitted Merger”  has the meaning specified in Section 6(a).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Repurchase Date” has the meaning specified in Section 2(b)(ii).

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president-finance, vice president-corporate finance, treasurer, assistant treasurer, controller or assistant controller of the Issuer.

“Senior Creditors” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the holders of Senior Obligations that have entered into an intercreditor agreement or arrangement acceptable

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to the Administrative Agent (as defined in the Credit Agreement) with the Administrative Agent and (b) otherwise, the holders of the Senior Obligations.

“Senior Debt Agent” means (a) as long as the Credit Agreement has not been terminated or any obligations remain outstanding thereunder, the “Administrative Agent” as defined in the Credit Agreement and (b) otherwise, the holders of a majority of the Senior Obligations outstanding under the Credit Facilities or their respective representative or agent.

“Senior Debt Documents” means collectively, (a) the “Loan Documents” as defined in the Credit Agreement and (b) such other documents evidencing the Senior Obligations.

“Senior Obligations” means, collectively, (a) the Credit Facility Indebtedness of the Issuer or any Guarantor, (b) any Cash Management Obligations of the Issuer or any Guarantor, (c)  all obligations of the Issuer or any Guarantor under any Hedging Agreement, (d) all obligations, contingent or otherwise, of the Issuer or any Guarantor as an account party in respect of letters of credit and letters of guaranty, (e) all obligations, contingent or otherwise, of the Issuer or any Guarantor in respect of bankers’ acceptances and (f) all obligations of the Issuer or any Guarantor as obligor in respect of Permitted Indebtedness other than Excluded Indebtedness.

“Senior Subordinated Seller Note” means that certain Senior Subordinated Seller Note dated October [___], 2009 made by the Issuer and payable to the order of the Payee(s).

“Set-Off Amount” has the meaning specified in Section 9.

“Stock Purchase Agreement” means that stock purchase agreement dated August 7, 2009 among the Company and the Payees relating to the purchase and sale of 100% of the capital stock of Barnes & Noble College Booksellers, Inc.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time.

12.          Miscellaneous.

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(a)           All financial computations required under this Note shall be made, and all financial information required under this Note shall be prepared, in accordance with GAAP as in  effect from time to time consistently applied.

(b)           No amendment or waiver of any provision of this Note and no consent by the Noteholder to any departure therefrom by the Issuer or any Guarantor shall be effective unless such amendment, waiver or consent shall be in writing and signed by the Noteholder, and any such amendment, waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing.  No failure or delay by the Noteholder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(c)           Except as otherwise expressly provided herein, notices and other communications to each party provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy to the address provided from time to time by such party.  All notices and other communications shall be effective upon receipt.

(d)           If any provision of this Note is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Note shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(e)           THIS NOTE IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE. THE ISSUER AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE ISSUER OR SUCH GUARANTOR AT ITS ADDRESS SET FORTH BENEATH ITS SIGNATURE HERETO.  THE ISSUER AND EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(g)           THE ISSUER, EACH GUARANTOR AND THE NOTEHOLDER EACH WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)           THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

BARNES & NOBLE, INC.

By
Name
Title

[GUARANTORS]

By
Name
Title

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